Exhibit 4.1

THIS INVESTMENT AGREEMENT is made effective on the 16th day of July, 2016 BETWEEN:

HERMEDA INDUSTRIAL CO., LTD., a corporation existing under the laws of Hong Kong (the “Investor”)

- and -

DIAMEDICA INC., a corporation existing under the laws of Canada (the “Corporation”)

(collectively, the “Parties” and each of them a “Party”).

RECITALS:

A.

The Parties are desirous of consummating a transaction whereby the Investor would subscribe for, in two separate tranches, common shares in the capital of the Corporation on a private placement basis (the “Financing”).

B.	The Parties have entered into this agreement to set out the terms of the Financing described above and to record their understanding regarding other elements of the Financing.

THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1     Definitions

In this Agreement, unless the context otherwise requires, the following terms will have the respective meanings hereinafter set forth:

“Affiliate” has the meaning ascribed to “Affiliation” in Section 1(2) of the Securities Act;

“Agreement” means this agreement and all amendments or restatements as permitted hereunder, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Applicable Law” means all governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, having application, directly or indirectly, to the Parties to this Agreement and their respective Subsidiaries and other Affiliates, or the transactions contemplated by this Agreement, and includes the rules and policies of any stock exchange or securities market upon which a Party or any of its Subsidiaries or other Affiliates has securities listed or quoted;

“Approvals” has the meaning ascribed to it in Section 6.1(a);

“Anti-Bribery Laws” means any Applicable Law that relates to bribery or corruption or both, including the Criminal Code (R.S.C. 1985, c. C-46), the Corruption of Foreign Public Officials Act (S.C. 1998, c. 34), the US Foreign Corrupt Practices Act 1977 and the UK Bribery Act 2010 or any similar legislation, in each case as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder;

“Beneficially Own” shall mean direct or indirect ownership of a security by a Person or any Affiliate of such Person and shall include additional securities over which such Person has control or direction, and “Beneficial Owner” and “Beneficial Ownership” shall have correlative meanings;

“Board” means the board of directors of the Corporation;

“Business Day” means any day,

(a)	which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under Applicable Law in Winnipeg, Manitoba and the City of Hong Kong; and

(b)	on which the principal commercial banks are generally open for business in the City of Winnipeg, Manitoba and the City of Hong Kong;

“Canadian GAAP” means Canadian Generally Accepted Accounting Principles, which includes International Financial Reporting Standards;

“Canadian Securities Laws” means, collectively, the Securities Act and the applicable securities laws of the other provinces and territories of Canada, the regulations made and forms prescribed thereunder together with all applicable published rules, instruments, policy statements and blanket orders and rulings of the Canadian securities regulatory authorities;

“Canadian securities regulatory authorities” has the meaning ascribed to it in National Instrument 14101 - Definitions;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C.44, as amended, including the regulations promulgated thereunder;

“Circular” means the management information circular and proxy statement of the Corporation, to be mailed or otherwise distributed by the Corporation to shareholders of the Corporation in connection with the Meeting;

“Common Shares” means the voting common shares in the capital of the Corporation;

“Confidentiality Agreement” means the Confidentiality Agreement dated April 20, 2016 between the Corporation and Hermed Equity Investment Management (Shanghai) Co., Ltd.;

“Constating Documents” means the charter, the memorandum, the articles of association, the articles of incorporation, the articles of continuance, the articles of amalgamation, the by-laws, or any other instrument pursuant to which an entity is created, incorporated, continued, amalgamated or otherwise established, as the case may be, and/or which governs in whole or in part such entity’s affairs, together with any amendments thereto;

“control” has the meaning ascribed thereto in the Securities Act;

“Election of Directors Resolution” means the ordinary resolution to be considered by shareholders of the Corporation at the Meeting to elect certain individuals to the Board, including the Representative, subject to TSXV approval;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge against or interest in property to secure payment of a debt or performance of an obligation (including the interest of a vendor or lessor under any conditional sale agreement, or of a lessor under any lease including a capital lease or other title retention agreement), or any title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising under Applicable Law;

“Environmental Laws” has the meaning ascribed to it in Section 3.2(v);

“Financial Statements” means, collectively:

(a)	the audited consolidated financial statements of the Corporation as at and for the years ended December 31, 2015 and 2014, together with the notes thereto and the auditors’ report thereon; and

(b)	the unaudited interim comparative consolidated financial statements of the Corporation as at and for the three month periods ended March 31, 2016 and 2015;

“Financing” means the subscription of the Investor for the Initial Shares and the Second Shares, and the issuance by the Corporation of the Initial Shares and the Second Shares to the Investor, in each case on the terms and subject to the conditions set forth herein;

“Governmental Authority” or “Governmental Authorities” means any national, central, federal, provincial, state, municipal, county or other government or regional authority, whether executive, legislative or judicial, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof, and includes any stock exchange or securities market upon which a Party or any of its Affiliates has securities listed or quoted;

“Indemnified Person” has the meaning ascribed to it in Section 8.1(c);

“Indemnifying Party” has the meaning ascribed to it in Section 8.1(c);

“Initial Closing” means the completion of the issuance and sale of the Initial Shares in accordance with the terms and conditions of this Agreement;

“Initial Closing Date” means the Business Day on which the Initial Closing occurs;

“Initial Closing Outside Date” means the date that is 30 days following the date of this Agreement or such other date as is mutually agreed to by the Parties;

“Initial Purchase Price” has the meaning ascribed to it in Section 2.1;

“Initial Shares” means the Common Shares to be issued, subject to the terms and conditions of this Agreement, to the Investor at the Initial Closing;

“Issue Price” has the meaning ascribed to it in Section 2.1;

“Material Adverse Change” or “Material Adverse Effect” with respect to the Corporation means any event, fact, circumstance, development, occurrence or state of affairs that is materially adverse to the business, assets (including intangible assets), affairs, operations, liabilities (contingent or otherwise), capital, properties, condition (financial or otherwise) or results of operations of the Corporation and its Subsidiary, taken as a whole, whether or not arising in the ordinary course of business, provided however that in no event shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be a Material Adverse Change or Material Adverse Effect on or in respect of the Corporation and its Subsidiary: (i) any change in applicable laws, any policy of any Governmental Authority or Canadian GAAP or any interpretation thereof, (ii) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), (iii) any change generally affecting any of the industries in which the Corporation and its Subsidiary operate, (iv) the announcement or the execution of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, or (v) any acts of terrorism or change in geopolitical conditions; provided, however that to the extent that the effect referred to in (i), (ii), (iii) or (v) above primarily relates only to (or has the effect of primarily relating only to) the Corporation or disproportionately affects the Corporation, compared to other companies of similar size operating in the industries in which the Corporation and its Subsidiary operate, the relevant exclusion from this definition of Material Adverse Change and Material Adverse Effect referred to above shall not be applicable;

“Meeting” means the annual meeting of holders of Common Shares to consider, and if deemed advisable, approve (among other things) the Election of Directors Resolution;

“Money Laundering Laws” has the meaning ascribed to it in Section 3.2(rr);

“Notice” has the meaning ascribed to it in Section 11.1;

“Party” and “Parties” have the respective meanings ascribed to them in the Recitals to this Agreement;

“Person” means any individual, sole proprietorship, limited or unlimited liability corporation, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, Governmental Authority, and a natural person including in such person’s capacity as trustee, heir, beneficiary, executor, administrator or other legal representative;

“Public Record” means all information filed after December 31, 2013 by or on behalf of the Corporation in compliance, or intended compliance, with Canadian Securities Laws, and which is available to the public for review on the Corporation’s SEDAR profile at www.sedar.com;

“Purchased Shares” means the Common Shares purchased by the Investor pursuant to this Agreement, including the Initial Shares and Second Shares (if applicable);

“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act; “Representative” has the meaning ascribed to it in Section 7.1(a);

“Second Closing” means the completion of the issuance and sale of the Second Shares in accordance with the terms and conditions of this Agreement;

“Second Closing Date” means the Business Day on which the Second Closing occurs;

“Second Closing Outside Date” means the date that is 30 days following the date of the TSXV Approval or such other date as is mutually agreed to by the Parties;

“Second Purchase Price” has the meaning ascribed to it in Section 2.3;

“Second Shares” means the Common Shares to be issued, subject to the terms and conditions of this Agreement, to the Investor at the Second Closing;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means The Securities Act (Manitoba);

“SEDAR” has the meaning ascribed to it in Section 6.2(a);

“Subsidiary” has the meaning ascribed thereto in the Securities Act, and in the case of the Corporation, means DiaMedica USA Inc., a corporation existing under the laws of Delaware, United States;

“Tax Act” means the Income Tax Act (Canada);

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, royalties, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and other government pension plan premiums or contributions, and “Tax” shall have a corresponding meaning;

“Threshold Amount” has the meaning ascribed to it in Section 8.1(f);

“TSXV” means the TSX Venture Exchange;

“TSXV Approval” means the conditional approval of the Financing (or any part thereof) given by the TSXV pursuant to the TSXV Corporation Finance Manual;

“U.S. person” has the meaning ascribed to it in Rule 902(k) of Regulation S under the U.S. Securities Act;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“Voting Agreements” means the voting and support agreements entered into prior to or on the Initial Closing Date with directors and officers of the Corporation and certain other holders of Common Shares of the Corporation, pursuant to which, among other things, such parties have agreed, subject to the terms and conditions of such agreements, to vote all Common Shares held by them in favour of the Election of Directors Resolution and against any resolution submitted by any Person that is inconsistent with the Election of Directors Resolution.

1.2     Certain Rules of Interpretation

In this Agreement:

(a)

Consent - Whenever a provision of this Agreement requires an approval or consent of a Party and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency - Unless otherwise specified, all references to money amounts are to lawful currency of the United States.

(c)

Governing Law - This Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the Province of Manitoba and the federal laws of Canada applicable in the Province of Manitoba without regard to any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

(d)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)

No Strict Construction - The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)

Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of such provision in any other jurisdiction and without affecting its application to other Parties or circumstances.

(i)

Statutory References - A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(j)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(k)

Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of the period is not a Business Day.

(l)	Matters that have been Publicly Disclosed - A matter shall be considered to be publicly disclosed only to the extent such matter is disclosed in the Corporation’s Public Record.

(m)

Materiality. In determining whether a Material Adverse Change has occurred or whether any event or circumstance is “material” or has a Material Adverse Effect, the occurrence of any single event, or any series of related events, or set of related circumstances, shall be deemed to have caused a Material Adverse Change or Material Adverse Effect or be deemed to be “material” if they proximately cause an actual, direct economic loss to the Corporation or its Subsidiary, taken as a whole, in excess of $250,000.

(n)

English Language. This Agreement has been drawn up in this English language at the mutual request of the Parties, and the Parties waive any requirement for this Agreement to be drawn up in any other language.

1.3     Knowledge

For the purposes of any covenant, representation or warranty in this Agreement made to a Party’s “knowledge”, the term “knowledge” means the knowledge of the executive officers (as such term is defined in Canadian Securities Laws) of the representing Party, and the actual knowledge that such Persons would have if they had conducted a reasonably diligent inquiry into the relevant subject matter.

1.4     Entire Agreement

This Agreement and the other documents required to be delivered pursuant to this Agreement constitute the entire agreement between the Parties and set out all of the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and the other documents required to be delivered pursuant hereto or thereto, and except as expressly set forth herein and therein, supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including any non-binding term sheet among the Parties. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement and the other documents required to be delivered pursuant hereto or thereto except as specifically set forth in this Agreement, the Confidentiality Agreement and any document required to be delivered pursuant to this Agreement.

ARTICLE 2
FINANCING

2.1     Purchase of the Initial Shares

Subject to the terms and conditions of this Agreement, the Parties agree that on the Initial Closing Date the Investor will purchase from the Corporation, and the Corporation will issue and sell to the Investor an aggregate of 5,000,000 Common Shares at an issue price of $0.20 per share (the “Issue Price”), for aggregate cash consideration equal to $1,000,000.00 (such portion of the purchase price payable by the Investor being the “Initial Purchase Price”) payable to the account of the Corporation that shall be designated in writing to the Investor to this effect at least two (2) Business Days prior to the Initial Closing Date.

2.2     Initial Closing Date

Subject to the terms and conditions of this Agreement,

(a)	the Investor shall initiate the wire for the full amount of the Initial Purchase Price not later than two (2) Business Days; and

(b)	the Initial Closing will be completed on the day that is not more than ten (10) Business Days,

after the date on which all of the conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived in accordance with the terms contained in Sections 4.1 and 4.2 (except for the conditions to be satisfied at the Initial Closing which shall have been satisfied or waived in accordance with the terms of Sections 4.1 and 4.2 at the Initial Closing) or such other date as the Parties to this Agreement may agree (the “Initial Closing Date”).

2.3     Purchase of the Second Shares

Subject to the terms and conditions of this Agreement, the Parties agree that on the Second Closing Date the Investor will purchase from the Corporation, and the Corporation will issue and sell to the Investor an aggregate of 15,000,000 Common Shares at the Issue Price for aggregate cash consideration equal to $3,000,000.00 (such portion of the purchase price payable by the Investor being the “Second Purchase Price”) payable to the account of the Corporation that shall be designated in writing to the Investor to this effect at least two (2) Business Days prior to the Second Closing Date.

2.4     Second Closing Date

Subject to the terms and conditions of this Agreement,

(a)	the Investor shall initiate the wire for the full amount of the Second Purchase Price not later than two (2) Business Days; and

(b)	the Second Closing will be completed on the day that is not more than ten (10) Business Days,

after the date on which all of the conditions set forth in Sections 4.3 and 4.4 have been satisfied or waived in accordance with the terms contained in Sections 4.3 and 4.4 (except for the conditions to be satisfied at the Second Closing which shall have been satisfied or waived in accordance with the terms of Sections 4.3 and 4.4 at the Second Closing) or such other date as the Parties to this Agreement may agree (the “Second Closing Date”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Corporation the following matters, and acknowledges that the Corporation is relying upon such representations and warranties in connection with the issue and sale of the Purchased Shares contemplated hereby, the entering into of this Agreement and the other elements of the Financing:

(a)

the Investor is a corporation duly incorporated, continued or amalgamated and validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power, authority and capacity to own, lease or operate its properties and assets, and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and the Investor has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)

the execution and delivery of this Agreement and the performance by the Investor of its obligations hereunder, does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both), (a) any statute, rule or regulation applicable to such Investor; (b) the Constating Documents or resolutions of the directors or securityholders of such Investor which are in effect at the date hereof; (c) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Investor is a party or by which it is bound; or (d) any judgment, decree or order binding the Investor or the property or assets thereof;

(c)

the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder have been duly authorized by all necessary corporate action of the Investor, and this Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors’ rights generally, (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the Applicable Law regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under Applicable Law without effecting the enforceability or validity of the remainder of such documents would be determined only in the discretion of the courts; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owned by it may be limited under Applicable Law; and (vii) that rights to indemnity, contribution and waiver under the documents may be limited or unavailable under Applicable Law;

(d)	on the Initial Closing Date and the Second Closing Date, as applicable, it will have sufficient funds on hand to pay in full the Initial Purchase Price and the Second Purchase Price, as applicable;

(e)

the Investor is not a “U.S. person” and the Investor is not purchasing the Purchased Shares for the account or benefit of a U.S. person, the offer to purchase the Purchased Shares was not made to, or to an authorized representative of, the Investor in the United States, and this Agreement has not been executed on behalf of the Investor by any Person in the United States;

(f)	neither the Investor nor any of its Affiliates owns any Common Shares (or securities convertible, exercisable or exchangeable into Common Shares) as at the date of this Agreement;

(g)

neither the Investor nor any of its Affiliates is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Corporation or its Subsidiary for a brokerage commission, finder’s fee or like payment in connection with the Financing;

(h)	the Investor acknowledges that the Purchased Shares have not been and will not be qualified for distribution or registered under applicable Canadian Securities Laws or under the U.S. Securities Act;

(i)

in accordance with Section 2.10 of National Instrument 45-106 - Prospectus and Registration Exemptions, published by the Canadian Securities Administrators, the Investor is not an individual, is purchasing as principal, the Purchased Shares have an acquisition cost to the Investor of not less than CDN$150,000 paid in cash at the time of the distribution, and the distribution of the Purchased Shares is of a single issuer;

(j)

the Investor is purchasing the Purchased Shares as principal for its own account and not for the benefit of any other Persons, for investment purposes only and not with a view to resale or distribution in violation of Applicable Laws;

(k)

none of the funds the Investor is using to acquire the Purchased Shares are proceeds obtained or derived, directly or indirectly, as a result of illegal activities and the funds representing the aggregate subscription amount which will be advanced by the Investor hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or otherwise in violation of Anti-Bribery Laws or Money Laundering Laws and the Investor acknowledges that the Corporation may in the future be required by law to disclose its name and other information relating to this Agreement and its subscription hereunder, on a confidential basis, to regulatory authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or any applicable Anti-Bribery Laws or Money Laundering Laws and: (i) none of the subscription funds to be provided by such Investor (A) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States of America, Hong Kong, China or any other jurisdiction, or (B) are being tendered on behalf of a person or entity who has not been identified to such Investor; and (ii) it shall promptly notify the Corporation if it discovers that any of such representations ceases to be true, and to provide the Corporation with appropriate information in connection therewith;

(l)

no approval, authorization, consent or other order of, and no filing, registration or recording with, any Governmental Authority or other person is required by the Investor in connection with the execution and delivery of or with the performance by the Investor of this Agreement except: (a) those which have been obtained or those which may be required and shall be obtained prior to the Initial Closing Date or the Second Closing Date, as applicable, under applicable Canadian Securities Laws or the rules of the TSXV, including in compliance with applicable Canadian Securities Laws with regard to the distribution of the Purchased Shares to the Investor, and (b) such post-closing notices, fees and filings with the securities commissions and the TSXV as may be required in connection with the Financing;

(m)

all information provided by the Investor to the Corporation for the purpose of preparing the applications to the TSXV for approval of the Financing or the Circular, or for the purpose of disclosure to any Governmental Authority and all information provided by the Investor directly to the TSXV or any Governmental Authority will be complete and accurate as at the time it is provided;

(n)	the Investor has complied with the requirements of all Applicable Laws in the jurisdiction of its residence (the “International Jurisdiction”) and:

(i)

it is purchasing the Purchased Shares pursuant to exemptions from the prospectus or registration requirements or equivalent requirements under Applicable Law of the International Jurisdiction or, if such is not applicable, the Investor is permitted to purchase the Purchased Shares under the Applicable Law of the International Jurisdiction without the need to rely on any exemptions;

(ii)

the Applicable Law of the International Jurisdiction do not require the Corporation to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Purchased Shares; and

(iii)

the delivery of this Agreement, the execution hereof by the Corporation and the Investor, and the issuance of the Purchased Shares to the Investor complies with Applicable Law of the International Jurisdiction, will not cause the Corporation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction, and will not cause the Corporation or any of its officers or directors to become subject to or require any disclosure, prospectus or other reporting requirements.

3.2     Representations and Warranties of the Corporation

The Corporation represents and warrants to the Investor the following matters, and acknowledges that the Investor is relying upon such representations and warranties in connection with the purchase of the Purchased Shares contemplated hereby, the entering into of this Agreement and the other elements of the Financing:

(a)

the Corporation and the Subsidiary are corporations duly incorporated, continued or amalgamated and validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power, authority and capacity to own, lease or operate its properties and assets as described in the Public Record and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and the Corporation has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)

the Corporation is the registered and beneficial holder of all of the issued and outstanding securities of the Subsidiary free and clear of all Encumbrances whatsoever and no person or other entity has any agreement, option, right or privilege (whether pre-emptive or contractual) to purchase or receive (or capable of becoming an agreement or a right to purchase or receive) from the Corporation or the Subsidiary any issued or unissued securities of the Subsidiary;

(c)	the Corporation and the Subsidiary are qualified to carry on business as described in the Public Record under the laws of each jurisdiction in which it carries on its business;

(d)	other than the Subsidiary, the Corporation has no investment in any person which is material to the business and affairs of the Corporation;

(e)

the Corporation is a “reporting issuer” under Canadian Securities Laws of each of the provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec, is not in default of any requirement of such Canadian Securities Laws, and is not included on a list of defaulting reporting issuers maintained by the securities commissions in such provinces;

(f)

the execution and delivery of this Agreement and the performance by the Corporation of its obligations hereunder, including the allotment, reservation, issuance and delivery of the Purchased Shares, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both), (a) any statute, rule or regulation applicable to the Corporation, including Canadian Securities Laws and the rules and regulations of the TSXV; (b) the Corporation’s Constating Documents or resolutions of the directors or shareholders of the Corporation and the Subsidiary which are in effect at the date hereof; (c) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Corporation or the Subsidiary is a party or by which it is bound; or (d) any judgment, decree or order binding the Corporation or the Subsidiary or the property or assets thereof;

(g)

the Corporation is in compliance with its timely and continuous disclosure obligations under applicable Canadian Securities Laws and the rules and regulations of the TSXV and, without limiting the generality of the foregoing, there has not occurred any Material Adverse Change since December 31, 2013 which has not been disclosed on the Public Record, all statements set forth in all documents publicly filed by or on behalf of the Corporation pursuant to applicable Canadian Securities Laws since December 31, 2013, were true, correct, and complete as of the date of such statements in all material respects and did not contain any misrepresentation as of the date of such statements and the Corporation has not filed any confidential material change reports since the date of such statements which remains confidential as at the date hereof;

(h)

neither the Corporation nor the Subsidiary is in violation of its Constating Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound, except in each case as would not have a Material Adverse Effect, and the Constating Documents attached hereto as Appendix “A” are a true and correct copy of the Constating Documents of the Corporation effective the date hereof;

(i)

to the knowledge of the Corporation, no counterparty to any obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party is in default in the performance or observance thereof except in each case as would not have a Material Adverse Effect;

(j)

except as disclosed in the Public Record, neither the Corporation nor the Subsidiary has approved, or entered into any agreement in respect of: (a) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Corporation or the Subsidiary, whether by asset sale, transfer of shares or otherwise other than in the ordinary course of business; or (b) any change in control of the Corporation (by sale, transfer or other disposition of shares or sale, transfer, lease or other disposition of all or substantially all of the property and assets of the Corporation);

(k)

the Financial Statements have been prepared in accordance with Canadian GAAP and present fairly in all material respects, the consolidated financial condition of the Corporation and the Subsidiary as at the dates thereof and the consolidated results of the operations and cash flows of the Corporation and the Subsidiary for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation, as applicable, and there has been no material change in accounting policies or practices of the Corporation since December 31, 2013;

(l)

since December 31, 2013, except as disclosed in the Public Record: (a) there has been no change in the condition (financial or otherwise), or in the properties, capital, affairs, prospects, operations, assets or liabilities of the Corporation, whether or not arising in the ordinary course of business, which would have a Material Adverse Effect; and (b) there have been no material transactions entered into by the Corporation, other than those in the ordinary course of business;

(m)

all Taxes due and payable by the Corporation and the Subsidiary have been paid. All tax returns, declarations, remittances and filings required to be filed by the Corporation and the Subsidiary have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of the Corporation, no examination of any tax return of the Corporation or the Subsidiary is currently in progress and there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by the Corporation or the Subsidiary;

(n)

based upon representations made by the Corporation’s auditors to the Corporation, the Corporation’s auditors, who audited the audited Financial Statements and who provided their audit report thereon, are independent public accountants as required under Canadian Securities Laws. There has never been a “reportable event” (within the meaning of National Instrument 51-102 - Continuous Disclosure Obligations) between the Corporation and the Corporation’s auditors;

(o)

the Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian GAAP and to maintain accountability for assets;

(p)

other than as set forth in the Public Record, no person has any agreement or option, or right or privilege (whether pre-emptive or contractual) to purchase or receive (or capable of becoming an agreement or a right to purchase or receive) from the Corporation any shares or securities of the Corporation;

(q)

to the knowledge of the Corporation, there is no agreement in force or effect which in any material manner affects or will affect the voting or control of any of the securities of the Corporation or of the Subsidiary;

(r)

since December 31, 2013, none of the directors, officers or employees of the Corporation, any person who owns, directly or indirectly, more than 10% of any class of securities of the Corporation or securities of any person exchangeable for more than 10% of any class of securities of the Corporation, or any associate or Affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including any loan made to or by any such person) with the Corporation which, as the case may be, materially affects, is material to or will materially affect the Corporation;

(s)

other than as set forth in the Public Record, there are no actions, suits, judgments, investigations, inquiries or proceedings of any kind whatsoever outstanding (whether or not purportedly on behalf of the Corporation or the Subsidiary), or to the knowledge of the Corporation, pending or threatened against or affecting the Corporation, the Subsidiary or their respective directors or officers (in their capacities as such), at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the knowledge of the Corporation, neither the Corporation nor the Subsidiary is subject to any judgment, order, writ, injunction or decree, award, rule, policy or regulation of any Governmental Authority, which, either separately or in the aggregate, would have a Material Adverse Effect or would adversely affect the ability of the Corporation to perform its obligations under this Agreement;

(t)

no legal or governmental proceedings or inquiries by any Governmental Authority are pending to which the Corporation or the Subsidiary is a party or to which any of its property interests or assets is subject that would result in the revocation or modification of any certificate, authority, permit or license necessary to conduct the business now conducted by the Corporation and the Subsidiary which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect and, to the knowledge of the Corporation, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to the Corporation or the Subsidiary or with respect to any of their properties and assets;

(u)

the Corporation and the Subsidiary have conducted and are conducting their business in compliance with Applicable Law or other lawful requirements of any Governmental Authority applicable to it in each jurisdiction in which they carry on business, except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect, and the Corporation and the Subsidiary hold all licenses, registrations, permits, authorities and qualifications in all jurisdictions in which they carry on business which are necessary to carry on their business as now conducted except where the failure to hold such licenses, registrations, permits, authorities and qualifications could not reasonably be expected to have a Material Adverse Effect, and, all such licenses, registrations, permits, authorities and qualifications are valid and existing and in good standing, and there is no proceeding, inquiry or action by any Governmental Authority, actual, potential or, to the knowledge of the Corporation, threatened, against the Corporation relating to the revocation or modification of any such licenses, registrations, permits, authorities or qualifications which if the subject of an unfavourable decision, ruling or finding, would have a Material Adverse Effect;

(v)

there are no orders, rulings or directives issued or, to the knowledge of the Corporation, pending or threatened against the Corporation or the Subsidiary under or pursuant to any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, “Environmental Laws”) requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Corporation or the Subsidiary which would reasonably be expected to have a Material Adverse Effect;

(w)

no approval, authorization, consent or other order of, and no filing, registration or recording with, any Governmental Authority or other person is required by the Corporation in connection with the execution and delivery of or with the performance by the Corporation of this Agreement except: (a) those which have been obtained or those which may be required and shall be obtained prior to the Initial Closing Date or the Second Closing Date, as applicable, under applicable Canadian Securities Laws or the rules of the TSXV, including in compliance with applicable Canadian Securities Laws with regard to the distribution of the Purchased Shares to the Investor, and (b) such post-closing notices, fees and filings with the securities commissions and the TSXV as may be required in connection with the Financing;

(x)

the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder have been duly authorized by all necessary corporate action of the Corporation, and this Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors’ rights generally, (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the Applicable Law regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under Applicable Law without effecting the enforceability or validity of the remainder of such documents would be determined only in the discretion of the courts; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owned by it may be limited under Applicable Law; and (vii) that rights to indemnity, contribution and waiver under the documents may be limited or unavailable under Applicable Law;

(y)

all necessary corporate action will have been taken by the Corporation to carry out its obligations hereunder and to allot and authorize the issuance of the Purchased Shares, and upon payment therefor, the Purchased Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation;

(z)

the Common Shares are listed and posted for trading on the TSXV and all necessary notices and filings will be made with and all necessary consents, approvals and authorizations will be obtained by the Corporation from the TSXV to ensure that, subject to the receipt of the TSXV’s conditional listing approval and fulfilling the standard listing conditions of the TSXV, the Purchased Shares will be listed and posted for trading on the TSXV upon their issuance, subject to applicable hold periods as provided for by Applicable Law;

(aa)

no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Corporation, are pending, contemplated or threatened by any regulatory authority;

(bb)

the authorized capital of the Corporation consists of an unlimited number of Common Shares, of which, as at the date hereof, 90,331,980 Common Shares were issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation, and except for an aggregate of 6,707,000 options to purchase an equal number of Common Shares (with an average exercise price of CDN$0.44 per option), 7,287,650 common share purchase warrants to purchase an equal number of Common Shares (with an average exercise price of CDN$0.21 per common share purchase warrant) and 74,556 deferred share units and securities issuable pursuant to this Agreement, there are no other securities of the Corporation outstanding or reserved for issuance;

(cc)

all of the properties and assets of the Corporation and the Subsidiary and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect and the Corporation has not failed to promptly give any notice of any material claim thereunder;

(dd)	Computershare Investor Services Inc., at its principal office in Toronto, Ontario, has been duly appointed as registrar and transfer agent for the Common Shares;

(ee)

the minute books and records of the Corporation and the Subsidiary contain copies of all material proceedings of the shareholders, the directors and all committees of directors of the Corporation and the Subsidiary as at the date hereof and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of the Corporation or any Subsidiary to the date hereof not reflected in such minute books and other records, other than those which are not material to the Corporation and the Subsidiary, taken together as a whole, or such minutes that have not been reviewed and approved by the board of directors (or committee thereof) or minutes that have not yet been prepared;

(ff)

the Corporation and the Subsidiary are in compliance with Applicable Law respecting employment and employment practices, terms and conditions of employment, pay equity and wages, including human rights, privacy, employment standards, worker’s compensation, occupational health and safety, the calculation and payment of wages, equal employment opportunity, affirmative action and other hiring practices, immigration, unemployment, the payment of social security and other taxes, deductions, employment standards, employment of minors, labor relations, unions, withholding, wages and hours and overtime of any kind, insurance, pay equity, employee classification, family and medical leave and any similar Applicable Law, except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect, and has not and is not engaged in any unfair labour practice, and there are not outstanding any actual or threatened claims, complaints, investigations or orders under any such Applicable Law or with any unions except for any claims, complaints, investigations or orders which could not reasonably be expected to have a Material Adverse Effect;

(gg)

the Public Record discloses, to the extent required by applicable Canadian Securities Laws, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Corporation for the benefit of any current or former director, officer, employee or consultant of the Corporation (the “Employee Plans”), each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans;

(hh)

all information which has been prepared by the Corporation relating to the Corporation, the Subsidiary and the business, property and liabilities thereof and either provided or made available to the Investor, including the Public Record and all financial and operational information provided to the Investor is, as of the date of such information, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information misleading;

(ii)

there is no person acting or purporting to act at the request or on behalf of the Corporation that is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement with the exception of one (1) agreement providing for a finder’s fee that is currently being contemplated by the Corporation;

(jj)

the books of account and other records of the Corporation and its Subsidiary, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(kk)

the Corporation is not a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Corporation, indemnity agreements and applicable laws, and indemnification provisions under agency agreements, underwriting agreements or transfer agency agreements) or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person (other than between the Corporation and the Subsidiary);

(ll)

the Corporation does not have any loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with the Corporation;

(mm)

no securities commission or similar regulatory authority, the TSXV or other exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of the Corporation, no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened and the Corporation is not in default of any material requirement of Canadian Securities Laws or the applicable securities laws of the United States;

(nn)

other than as disclosed in the Public Record or as disclosed in writing by the Corporation to the Investor prior to the date hereof, there are no material contracts or agreements to which the Corporation or the Subsidiary are a party or by which they are bound. For the purposes of this subparagraph, any contract or agreement pursuant to which the Corporation or its Subsidiary is required, or may reasonably be expected to result in a requirement, of the Corporation or its Subsidiary to expend more than an aggregate of $150,000, or receive or be entitled to receive revenue of more than $150,000, in either case in the next 12 months, shall be considered to be material;

(oo)

other than as set forth in the Public Record, neither the Corporation nor the Subsidiary is a party to any written consulting contracts or written contracts of employment which may not be terminated on one (1) month’s, or less, notice or which provide for payments occurring on a change of control of the Corporation;

(pp)

neither the Corporation nor, to its knowledge, any of its shareholders, is a party to any unanimous shareholders agreement, pooling agreement, voting trust, shareholder rights protection plan or other similar type of arrangements in respect of outstanding securities of the Corporation, other than the Shareholder Rights Plan between the Corporation and Computershare Investor Services Inc. dated as of July 24, 2014;

(qq)

there is not now, and to the knowledge of the Corporation there has never been, any employment by the Corporation or the Subsidiary of an individual who was, at such time, a governmental or political official in any country in the world. Neither the Corporation nor the Subsidiary nor, to the knowledge of the Corporation, any director, officer, employee or other person acting on behalf of the Corporation or the Subsidiary has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of any applicable laws relating to the bribery or corruption of governmental authorities, representatives of governmental authorities or other public officials, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the Corruption of Foreign Public Officials Act (Canada) and similar laws of other jurisdictions; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(rr)

the operations of the Corporation and the Subsidiary are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation with respect to the Money Laundering Laws is, to the knowledge of the Corporation, pending or threatened;

(ss)	neither the Corporation nor the Subsidiary are currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury;

(tt)	other than as disclosed in the Public Record, neither the Corporation nor the Subsidiary have entered into any material agreements with their officers and employees;

(uu)

as at the date hereof, other than pursuant to the provisions of this Agreement, and other than the 6,707,000 options to purchase an equal number of Common Shares granted to certain officers, directors, employees and consultants of the Corporation, the 7,287,650 common share purchase warrants and the 74,556 deferred share units granted to certain officers and directors of the Corporation, no Person holds any securities convertible or exchangeable into securities of the Corporation or now has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement for the purchase, subscription or issuance of any unissued shares, securities (including convertible securities) or warrants of the Corporation;

(vv)

except as disclosed in the Public Record, the Corporation has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than those disclosed in writing to the Investor, those incurred in the ordinary course of business, consistent with past practice and those incurred in connection with the execution of this Agreement;

(ww)

the Corporation and the Subsidiary have operated and are currently in material compliance with all applicable rules, regulations and policies of, as applicable, the United States Food and Drug Administration and Health Canada or any other regulatory or governmental agency having jurisdiction over the Corporation, the Subsidiary and their activities; the research, pre-clinical and clinical validation studies and other studies and tests conducted by or on behalf of or sponsored by the Corporation or its Subsidiary or in which the Corporation or its Subsidiary or their respective products or product candidates have participated that are described in the Public Record or the results of which are referred to in the Public Record were and, if still pending, are being conducted in all material respects in accordance with good clinical practice and medical standard-of-care procedures including in accordance with the protocols submitted to the United States Food and Drug Administration and Health Canada or any other governmental or quasigovernmental body exercising comparable authority; the results of the foregoing described in the Public Record are accurate and complete in all material respects and neither the Corporation nor its Subsidiary has knowledge of any other trials, studies or tests, the results of which reasonably call into question the results described or referred to in the Public Record; and neither the Corporation nor its Subsidiary have received any notices or other correspondence from such regulatory authorities or any other governmental agency or any other person requiring the termination, suspension or material modification of any research, pre-clinical and clinical validation studies or other studies and tests that are described in the Public Record or the results of which are referred to in the Public Record; and

(xx)

the Corporation and the Subsidiary own or possess the right to use all material patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of their respective businesses, and, other than as disclosed in the Public Record, the Corporation is not aware of any claim to the contrary or any challenge by any other person to the rights of the Corporation and the Subsidiary with respect to the foregoing. To the knowledge of the Corporation, the Corporation’s business, including that of the Subsidiary, as now conducted does not, and as currently proposed to be conducted will not, infringe or conflict with in any material respect patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses or other intellectual property or franchise right of any person. There are no current outstanding claims against the Corporation or the Subsidiary alleging the infringement by the Corporation or the Subsidiary of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person.

3.3     Survival of the Representations, Warranties, Covenants and Indemnities

(a)

The representations, warranties, covenants, indemnities and other obligations of the Investor contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall, except as otherwise provided for herein or therein, survive the closing of the transactions contemplated hereby and may be enforced for a period of eighteen (18) months following the later of the Initial Closing Date and the Second Closing Date (if applicable) and, notwithstanding such closing or any investigation made by or on behalf of the Corporation, shall continue in full force and effect for the benefit of the Corporation during such period, except that a claim for any breach of any of the representations, warranties, covenants or other obligations contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Initial Closing Date and Second Closing Date (if applicable), subject only to applicable limitation periods imposed by Applicable Law. In the event that a claim for indemnification is brought under Article 8, the applicable survival period under this Section 3.3(a) with respect to the breach of the representation, warranty, covenant or other obligation shall be deemed to toll, with respect to such claim only, until such claim is ultimately resolved by written instrument executed by each of the applicable Parties or finally resolved by a court of competent jurisdiction.

(b)

The representations, warranties, covenants, indemnities and other obligations of the Corporation contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall, except as otherwise provided for herein or therein, survive the closing of the transactions contemplated hereby and may be enforced for a period of eighteen (18) months following the later of the Initial Closing Date and the Second Closing Date (if applicable) and, notwithstanding such closing or any investigation made by or on behalf of the Investor, shall continue in full force and effect for the benefit of the Investor during such period, except that a claim for any breach of any of the representations, warranties, covenants or other obligations contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Initial Closing Date and Second Closing Date (if applicable), subject only to applicable limitation periods imposed by Applicable Law. In the event that a claim for indemnification is brought under Article 8, the applicable survival period under this Section 3.3(b) with respect to the breach of the representation, warranty, covenant or other obligation shall be deemed to toll, with respect to such claim only, until such claim is ultimately resolved by written instrument executed by each of the applicable Parties or finally resolved by a court of competent jurisdiction.

ARTICLE 4

CONDITIONS OF CLOSINGS

4.1     Conditions of Initial Closing in favour of the Investor

The Corporation acknowledges and agrees that the Investor’s respective obligation to purchase the Initial Shares and the Investor’s respective obligation to complete the other elements of the Initial Closing are subject to the fulfilment of each of the following conditions, which conditions are for the exclusive benefit of the Investor and may be waived, in whole or in part, by the Investor in its sole discretion:

(a)	On or before the Initial Closing Date:

(i)

the TSXV shall have given TSXV Approval for the issuance of the Initial Shares in connection with the Initial Closing and shall have approved the listing of the Initial Shares on the TSXV, subject only to confirmation of issuance of the Initial Shares and delivery to the TSXV of such post-closing documents as it may request;

(ii)	Governmental Authorities in China shall have approved the Financing;

(iii)	the Corporation shall have executed and delivered to the Investor Voting Agreements with holders of Common Shares, collectively holding an aggregate of not less than 10,000,000 Common Shares;

(iv)

(A) the representations and warranties of the Corporation set forth in this Agreement which are qualified by materiality or Material Adverse Change or Material Adverse Effect are true and correct in all respects as at the Initial Closing Date, with the same force and effect as if made by the Corporation as at the Initial Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all respects as of such earlier date) and (B) all other representations and warranties of the Corporation set forth in this Agreement are true and correct in all material respects as at the Initial Closing Date, with the same force and effect as if made by the Corporation as at the Initial Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date);

(v)	all covenants of the Corporation set forth in this Agreement to be performed prior to the Initial Closing shall have been duly performed in all material respects;

(vi)

from and including the date hereof up to and including the Initial Closing Date, there shall not have occurred (or been publicly disclosed by the Corporation if commencing or occurring prior to the date hereof and not previously publicly disclosed by the Corporation) a Material Adverse Change;

(vii)

the Investor shall not have become aware, through their due diligence investigations or otherwise, of any material information with respect to the Corporation or its Subsidiary which had not been disclosed in the Public Record or disclosed in writing by the Corporation to the Investor on or prior to the date hereof which would or could reasonably be expected to have a Material Adverse Effect;

(viii)

there shall not be in effect any applicable domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, notice, order, injunction, judgment, decree, ruling or other similar requirement enacted, made, issued, adopted, promulgated or applied by a Governmental Authority that makes the consummation of the Initial Closing, or any part thereof, illegal or otherwise prohibits or enjoins any Party from consummating the Initial Closing, or any part thereof, or that is made in connection with the Initial Closing, or any part thereof, and imposes any material restrictions, limitations or conditions on any Party in connection therewith;

(ix)

no Governmental Authority shall have commenced any action or proceeding to enjoin the consummation of the Initial Closing, or any part thereof, or to suspend or cease or stop trading of securities of the Corporation, and no Governmental Authority shall have given written notice to any Party of its intention to commence any such action or proceeding;

(x)	the Initial Closing shall occur on or before the Initial Closing Outside Date; and

(xi)	the Investor shall have received the applicable closing deliveries specified in Section 5.3, in form and substance satisfactory to the Investor, acting reasonably.

The conditions in this Section 4.1 are for the exclusive benefit of the Investor and may be asserted by the Investor regardless of the circumstances or may be waived by the Investor in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Investor may have. If any of the foregoing conditions are not satisfied or waived on or prior to the Initial Closing Outside Date (or such earlier date specified in such condition), the Investor may, in addition to any other remedies it may have at law or equity, terminate this Agreement.

4.2     Conditions of Initial Closing in favour of the Corporation

The Investor acknowledges and agrees that the Corporation’s obligation to sell and issue the Initial Shares to the Investor and the Corporation’s obligation to complete the other elements of the Initial Closing are subject to the fulfilment of each of the following conditions, which conditions are for the exclusive benefit of the Corporation and may be waived, in whole or in part, by the Corporation in its sole discretion:

(a)     On or before the Initial Closing Date:

(i)

the TSXV shall have given TSXV Approval for the issuance of the Initial Shares in connection with the Initial Closing and shall have approved the listing of the Initial Shares on the TSXV, subject only to confirmation of issuance of the Initial Shares and delivery to the TSXV of such post-closing documents as it may request;

(ii)

(A) the representations and warranties of the Investor set forth in this Agreement which are qualified by materiality or Material Adverse Change or Material Adverse Effect are true and correct in all respects as at the Initial Closing Date, with the same force and effect as if made by the Investor as at the Initial Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all respects as of such earlier date) and (B) all other representations and warranties of the Investor set forth in this Agreement are true and correct in all material respects as at the Initial Closing Date, with the same force and effect as if made by the Investor as at the Initial Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date);

(iii)	all covenants of the Investor set forth in this Agreement to be performed prior to the Initial Closing shall have been duly performed by the Investor in all material respects;

(iv)

there shall not be in effect any applicable domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, notice, order, injunction, judgment, decree, ruling or other similar requirement enacted, made, issued, adopted, promulgated or applied by a Governmental Authority that makes the consummation of the Initial Closing, or any part thereof, illegal or otherwise prohibits or enjoins any Party from consummating the Initial Closing, or any part thereof, or that is made in connection with the Initial Closing, or any part thereof, and imposes any material restrictions, limitations or conditions on any Party in connection therewith;

(v)

no Governmental Authority shall have commenced any action or proceeding to enjoin the consummation of the Initial Closing, or any part thereof, or to suspend or cease or stop trading of securities of the Corporation, and no Governmental Authority shall have given written notice to any Party of its intention to commence any such action or proceeding;

(vi)	the Corporation shall have received the closing deliveries specified in Section 5.2, in form and substance satisfactory to the Corporation, acting reasonably;

(vii)	the Initial Closing shall occur on or before the Initial Closing Outside Date; and

(viii)

the purchase, issue and sale of the Initial Shares shall be exempt from the requirement to file a prospectus or registration statement and the requirement to deliver an offering memorandum under Canadian Securities Laws and Applicable Law in any other jurisdiction relating to the purchase, issue and sale of the Initial Shares.

The conditions in this Section 4.2 are for the exclusive benefit of the Corporation and may be asserted by the Corporation regardless of the circumstances or may be waived by the Corporation in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Corporation may have. If any of the foregoing conditions are not satisfied or waived on or prior to the Initial Closing Outside Date (or such earlier date specified in such condition), the Corporation may, in addition to any other remedies it may have at law or equity, terminate this Agreement.

4.3     Conditions of Second Closing in favour of the Investor

The Corporation acknowledges and agrees that the Investor’s respective obligation to purchase the Second Shares and the Investor’s respective obligation to complete the other elements of the Second Closing are subject to the fulfilment of each of the following conditions, which conditions are for the exclusive benefit of the Investor and may be waived, in whole or in part, by the Investor in its sole discretion:

(a)	On or before the Second Closing Date:

(i)

the TSXV shall have given TSXV Approval for the issuance of the Second Shares in connection with the Second Closing and shall have approved the listing of the Second Shares on the TSXV, subject only to confirmation of issuance of the Second Shares and delivery to the TSXV of such post-closing documents as it may request;

(ii)

(A) the representations and warranties of the Corporation set forth in this Agreement which are qualified by materiality or Material Adverse Change or Material Adverse Effect are true and correct in all respects as at the Second Closing Date, with the same force and effect as if made by the Corporation as at the Second Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all respects as of such earlier date), and (B) all other representations and warranties of the Corporation set forth in this Agreement are true and correct in all material respects as at the Second Closing Date, with the same force and effect as if made by the Corporation as at the Second Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date);

(iii)	all covenants of the Corporation set forth in this Agreement to be performed prior to the Second Closing shall have been duly performed in all material respects;

(iv)

from and including the date hereof up to and including the Second Closing Date, there shall not have occurred (or been publicly disclosed by the Corporation if commencing or occurring prior to the date hereof and not previously publicly disclosed by the Corporation) a Material Adverse Change;

(v)

the Investor shall not have become aware, through their due diligence investigations or otherwise, of any material information with respect to the Corporation or its Subsidiary which had not been disclosed in the Public Record or disclosed in writing by the Corporation to the Investor on or prior to the date hereof which would or could reasonably be expected to have a Material Adverse Effect;

(vi)

there shall not be in effect any applicable domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, notice, order, injunction, judgment, decree, ruling or other similar requirement enacted, made, issued, adopted, promulgated or applied by a Governmental Authority that makes the consummation of the Second Closing, or any part thereof, illegal or otherwise prohibits or enjoins any Party from consummating the Second Closing, or any part thereof, or that is made in connection with the Second Closing, or any part thereof, and imposes any material restrictions, limitations or conditions on any Party in connection therewith;

(vii)

no Governmental Authority shall have commenced any action or proceeding to enjoin the consummation of the Second Closing, or any part thereof, or to suspend or cease or stop trading of securities of the Corporation, and no Governmental Authority shall have given written notice to any Party of its intention to commence any such action or proceeding;

(viii)	the Second Closing shall occur on or before the Second Closing Outside Date; and

(ix)	the Investor shall have received the applicable closing deliveries specified in Section 5.3 in form and substance satisfactory to the Investor, acting reasonably.

The conditions in this Section 4.3 are for the exclusive benefit of the Investor and may be asserted by the Investor regardless of the circumstances or may be waived by the Investor in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Investor may have. If any of the foregoing conditions are not satisfied or waived on or prior to the Second Closing Outside Date (or such earlier date specified in such condition), the Investor may, in addition to any other remedies it may have at law or equity, terminate this Agreement, insofar as it relates to the Second Closing.

4.4     Conditions of Second Closing in favour of the Corporation

The Investor acknowledges and agrees that the Corporation’s obligation to sell and issue the Second Shares to the Investor and the Corporation’s obligations to complete the other elements of the Second Closing are subject to the fulfilment of each of the following conditions, which conditions are for the exclusive benefit of the Corporation and may be waived, in whole or in part, by the Corporation in its sole discretion:

(a)	On or before the Second Closing Date:

(i)

the TSXV shall have given TSXV Approval for the issuance of the Second Shares in connection with the Second Closing and shall have approved the listing of the Second Shares on the TSXV, subject only to confirmation of issuance of the Second Shares and delivery to the TSXV of such post-closing documents as it may request;

(ii)

(A) the representations and warranties of the Investor set forth in this Agreement which are qualified by materiality or Material Adverse Change or Material Adverse Effect are true and correct in all respects as at the Second Closing Date, with the same force and effect as if made by the Investor as at the Second Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all respects as of such earlier date), and (B) all other representations and warranties of the Investor set forth in this Agreement are true and correct in all material respects as at the Second Closing Date, with the same force and effect as if made by the Investor as at the Second Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date);

(iii)	all covenants of the Investor set forth in this Agreement to be performed prior to the Second Closing shall have been duly performed by the Investor in all material respects;

(iv)

there shall not be in effect any applicable domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, notice, order, injunction, judgment, decree, ruling or other similar requirement enacted, made, issued, adopted, promulgated or applied by a Governmental Authority that makes the consummation of the Second Closing, or any part thereof, illegal or otherwise prohibits or enjoins any Party from consummating the Second Closing, or any part thereof, or that is made in connection with the Second Closing, or any part thereof, and imposes any material restrictions, limitations or conditions on any Party in connection therewith;

(v)

no Governmental Authority shall have commenced any action or proceeding to enjoin the consummation of the Second Closing, or any part thereof, or to suspend or cease or stop trading of securities of the Corporation, and no Governmental Authority shall have given written notice to any Party of its intention to commence any such action or proceeding;

(vi)	the Second Closing shall occur on or before the Second Closing Outside Date;

(vii)	the Corporation shall have received the closing deliveries specified in Section 5.5, in form and substance satisfactory to the Corporation, acting reasonably; and

(viii)

the purchase, issue and sale of the Second Shares shall be exempt from the requirement to file a prospectus or registration statement and the requirement to deliver an offering memorandum under Canadian Securities Laws and Applicable Law in any other jurisdiction relating to the purchase, issue and sale of the Second Shares.

The conditions in this Section 4.4 are for the exclusive benefit of the Corporation and may be asserted by the Corporation regardless of the circumstances or may be waived by the Corporation in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Corporation may have. If any of the foregoing conditions are not satisfied or waived on or prior to the Second Closing Outside Date (or such earlier date specified in such condition), the Corporation may, in addition to any other remedies it may have at law or equity, terminate this Agreement, insofar as it relates to the Second Closing.

ARTICLE 5

CLOSING DELIVERIES

5.1     Initial Closing

The Initial Closing will, subject to the satisfaction or waiver of each of the conditions set forth in Sections 4.1 and 4.2 of this Agreement, take place at 10:00 a.m. (Winnipeg time) at the offices of Fillmore Riley LLP, 1700 - 360 Main Street, Winnipeg, Manitoba, Canada, R3C 3Z3 on the Initial Closing Date or at such other time and date or such other place as may be agreed upon orally or in writing by the Parties.

5.2     Deliverables of the Investor for Initial Closing

The Investor shall deliver or cause to be delivered to the Corporation at or prior to the Initial Closing:

(a)

promptly after receiving a request from the Corporation prior to the Initial Closing, all information as may reasonably be required from the Investor in connection with the preparation by the Corporation of: (i) the applications to the TSXV for approval of the Financing; (ii) the Circular; and (iii) the report of exempt distribution in respect of the Financing required pursuant to Section 6.1 of National Instrument 45-106 - Prospectus and Registration Exemptions;

(b)	a wire transfer in accordance with instructions provided in writing by the Corporation to the Investor in accordance with Section 2.1 in the aggregate amount equal to the Initial Purchase Price; and

(c)

a certificate of the Investor signed, without personal liability, by a senior officer of the Investor, addressed to the Corporation and dated the Initial Closing Date certifying that (i) the representations and warranties of the Investor set forth in this Agreement which are qualified by materiality or Material Adverse Change or Material Adverse Effect are true and correct in all respects as at the Initial Closing Date, with the same force and effect as if made by the Investor as at the Initial Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) all other representations and warranties of the Investor set forth in this Agreement are true and correct in all material respects as at the Initial Closing Date, with the same force and effect as if made by the Investor as at the Initial Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date), and (iii) the Investor has performed in all material respects its respective obligations under this Agreement required to be performed on or prior to the Initial Closing Date.

5.3     Deliverables of the Corporation for Initial Closing

The Corporation shall deliver or cause to be delivered to the Investor at or prior to the Initial Closing:

(a)	Voting Agreements with holders of Common Shares, collectively holding an aggregate of not less than 10,000,000 Common Shares;

(b)	a certificate representing the Initial Shares registered in the name of the Investor or as the Investor may otherwise direct in writing, against payment by the Investor of the Initial Purchase Price;

(c)

a certificate of the Corporation signed, without personal liability, by a senior officer of the Corporation, addressed to the Investor and dated the Initial Closing Date certifying that (i) the representations and warranties of the Corporation set forth in this Agreement which are qualified by materiality or Material Adverse Change or Material Adverse Effect are true and correct in all respects as at the Initial Closing Date, with the same force and effect as if made by the Corporation as at the Initial Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) all other representations and warranties of the Corporation set forth in this Agreement are true and correct in all material respects as at the Initial Closing Date, with the same force and effect as if made by the Corporation as at the Initial Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date), (iii) the Corporation has performed in all material respects its obligations under this Agreement required to be performed on or prior to the Initial Closing Date, and (iv) since the date hereof, there has not occurred a Material Adverse Change;

(d)	certified copies of (i) all resolutions of the Board approving the entering into of this Agreement and the completion of the Financing, and (ii) the Constating Documents of the Corporation; and

(e)

a certificate from Computershare Investor Services Inc., in its capacity as registrar and transfer agent of the Common Shares, as to the number of Common Shares issued and outstanding as at a date no more than one (1) Business Day prior to the Initial Closing Date.

5.4     Second Closing

The Second Closing will, subject to the satisfaction or waiver of each of the conditions set forth in Sections 4.3 and 4.4 of this Agreement, take place at 10:00 a.m. (Winnipeg time) at the offices of Fillmore Riley LLP, 1700 - 360 Main Street, Winnipeg, Manitoba, Canada, R3C 3Z3 on the Second Closing Date or at such other time and date or such other place as may be agreed upon orally or in writing by the Parties.

5.5     Deliverables of the Investor for Second Closing

The Investor shall deliver or cause to be delivered to the Corporation at or prior to the Second Closing:

(a)

promptly after receiving a request from the Corporation prior to the Second Closing, all information as may be required from the Investor in connection with the preparation by the Corporation of: (i) any outstanding filings to be made with the TSXV in connection with the Financing and the appointment of the Representatives to the Board (including any information in respect of any Representative); and (ii) the report of exempt distribution in respect of the Second Closing required pursuant to Section 6.1 of National Instrument 45-106 - Prospectus and Registration Exemptions;

(b)	a wire transfer in accordance with instructions provided in writing by the Corporation to the Investor in accordance with Section 2.3 in the aggregate amount equal to the Second Purchase Price;

(c)

a certificate of the Investor signed, without personal liability, by a senior officer of the Investor, addressed to the Corporation and dated the Second Closing Date certifying that (i) the representations and warranties of the Investor set forth in this Agreement which are qualified by materiality or Material Adverse Change or Material Adverse Effect are true and correct in all respects as at the Second Closing Date, with the same force and effect as if made by the Investor as at the Second Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) all other representations and warranties of the Investor set forth in this Agreement are true and correct in all material respects as at the Second Closing Date, with the same force and effect as if made by the Investor as at the Second Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date), and (iii) the Investor has performed in all material respects its respective obligations under this Agreement required to be performed on or prior to the Second Closing Date; and

(d)	a consent to act as a director of the Corporation executed by the Representative.

5.6     Deliverables of the Corporation for Second Closing

The Corporation shall deliver or cause to be delivered to the Investor at or prior to the Second Closing:

(a)	a certificate representing the Second Shares registered in the name of the Investor or as the Investor may otherwise direct in writing, against payment by the Investor of the Second Purchase Price;

(b)

a certificate of the Corporation signed, without personal liability, by a senior officer of the Corporation, addressed to the Investor and dated the Second Closing Date certifying that (i) the representations and warranties of the Corporation set forth in this Agreement which are qualified by materiality or Material Adverse Change or Material Adverse Effect are true and correct in all respects as at the Second Closing Date, with the same force and effect as if made by the Corporation as at the Second Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) all other representations and warranties of the Corporation set forth in this Agreement are true and correct in all material respects as at the Second Closing Date, with the same force and effect as if made by the Corporation as at the Second Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date), (iii) the Corporation has performed in all material respects its obligations under this Agreement required to be performed on or prior to the Second Closing Date, and (iv) since the date hereof, there has not occurred a Material Adverse Change; and

(c)

a certificate from Computershare Investor Services Inc., in its capacity as registrar and transfer agent of the Common Shares, as to the number of Common Shares issued and outstanding as at a date no more than one (1) Business Day prior to the Second Closing Date.

ARTICLE 6

COVENANTS AND ACKNOWLEDGEMENTS

6.1     Mutual Covenants and Acknowledgments

(a)

Subject to the terms and conditions of this Agreement, each of the Corporation and the Investor shall use their reasonable commercial efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Financing as soon as practicable, including:

(i)	having the Initial Closing Date 14 days following the date of this Agreement;

(ii)

to obtain and maintain all approvals, clearances, consents, registrations, permits, authorizations, notices and other confirmations required to be obtained from any domestic or foreign federal, provincial, state, municipal or other governmental department, court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authority, the TSXV, or any other third party including any Person or entity exercising governmental powers, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the TSXV Approval (collectively, the “Approvals”);

(iii)	preparing and filing as promptly as practicable all necessary documents, registrations, statements, petitions, filings, circulars and applications for the Approvals; and

(iv)

to oppose, lift or rescind any injunction or restraining or other order or notice seeking to stop, or otherwise adversely affecting its ability to consummate, the Financing or imposing any material restrictions, limitations or conditions on the Parties or the Financing.

(b)

Subject to Applicable Law, the Parties shall co-operate in the preparation of any application for the Approvals and any other orders, clearances, consents, notices, rulings, exemptions, certificates, no action letters and approvals (including TSXV Approval) reasonably deemed by a Party to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under Applicable Law in connection with the Financing.

(c)

Subject to Applicable Law, the Parties shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Approvals and any other actions or activities pursuant to this Section 6.1, and shall promptly notify each other of any material communication from any Governmental Authority in respect of the Financing or this Agreement, and shall not make any submissions, correspondence or filings, or participate in any communications or meetings with any Governmental Authority in respect of any filings, investigations or other inquiries or proceedings related to the Financing or this Agreement unless it consults with the other Parties in advance and, to the extent not precluded by such Governmental Authority, gives the other Parties the opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any such communications or meetings.

6.2     The Investor’s Covenants and Acknowledgements

The Investor acknowledges, covenants and agrees that:

(a)

in accordance with Applicable Law, the Corporation is required to file a report of trade with all applicable securities regulators in respect of the issuance of the Initial Shares and the Second Shares containing personal information about the Investor. These reports of trade will include the full name, address and telephone number of the Investor, the number and type of purchased securities, the purchase price, the date of the applicable closing and the prospectus and registration exemption relied upon under applicable Canadian Securities Laws to complete such purchases. In the Province of Manitoba, this information is collected indirectly by the Manitoba Securities Commission under the authority granted to it under, and for the purposes of the administration and enforcement of, the securities legislation in the Province of Manitoba. The Corporation will also be required pursuant to applicable Canadian Securities Laws to file reports of trade and this Agreement on the System for Electronic Analysis and Retrieval (“SEDAR”). By executing this Agreement, the Investor authorizes the indirect collection of the information described in this Section 6.2(a) by all applicable securities regulators and consents to the disclosure of such information to the public through (i) the filing of reports of trade with all applicable securities regulators and (ii) the filing of this Agreement on SEDAR;

(b)	the certificates representing the Purchased Shares will bear (in addition to any other legend as may be required by the TSXV) the following legend:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date that is four months and a day after the Initial Closing Date/Second Closing Date].

(c)

the Purchased Shares have not been and will not be registered under the U.S. Securities Act, and may not be offered or sold in the United States or to U.S. persons unless registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available;

(d)	the Purchased Shares are being offered on a “private placement” basis;

(e)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchased Shares;

(f)	there is no government or other insurance covering the Purchased Shares;

(g)

the Investor has not been provided with an offering memorandum (as defined in any applicable Canadian Securities Laws) or any similar document in connection with the Financing, and the decision to execute this Agreement and to complete the Financing has not been based upon any verbal or written representations as to fact or otherwise made by or on behalf of the Corporation, other than such written representations as are expressly contained in this Agreement;

(h)

the Investor has not become aware of nor has it purchased the Purchased Shares as a result of any advertisement in printed media of general and regular paid circulation (or other printed public media), radio, television or telecommunications or other form of advertisement (including electronic display such as the Internet) with respect to the Corporation or the distribution of the Purchased Shares;

(i)

except for the representations and warranties expressly set out herein, the Investor has not relied upon any verbal or written representations as to fact or otherwise made by or on behalf of the Corporation and it acknowledges that the Corporation’s counsel is acting as counsel to the Corporation and not as counsel to the Investor;

(j)	no person has made to the Investor any written or oral representation:

(i)	that any person will resell or repurchase the Common Shares; or

(ii)	that any person will refund the purchase price of the Common Shares; or

(iii)	as to the future price or value of the Common Shares.

(k)	there are risks associated with the purchase of the Purchased Shares;

(l)

there are restrictions on the Investor’s ability to resell the Purchased Shares, and it is the responsibility of the Investor to find out what those restrictions are and to comply with them before selling the Purchased Shares, including, provided the Second Closing occurs, with respect to “control distributions” (as defined National Instrument 45-102 - Resale of Securities);

(m)

it has been independently advised as to or acknowledges that it is aware of the potential tax consequences to the Investor with respect to the acquisition of the Purchased Shares, and confirms that no representation has been made to it by or on behalf of the Corporation with respect thereto;

(n)

the Corporation has advised the Investor that the Corporation is relying on an exemption from the requirements to provide the Investor with a prospectus and to sell the Purchased Shares through a Person registered to sell securities under the Securities Act and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act, including statutory rights of rescission or damages, will not be available to it;

(o)	there are risks associated with the purchase of the Purchased Shares, which securities are a speculative investment that involves a high degree of risk of loss of the Investor’s entire investment;

(p)

the Investor is purchasing the Purchased Shares for investment purposes only, and not in a transaction or series of transactions involving a purchase and sale or a repurchase and resale in the course of or incidental to a distribution;

(q)

in addition to the acknowledgements and consents made by the Investor pursuant to Section 6.2(a), the Investor acknowledges that this Agreement requires the Investor to provide certain personal information to the Corporation. Such information is being collected by the Corporation for the purposes of completing the Financing, which includes, without limitation, determining the Investor’s eligibility to purchase the Purchased Shares under applicable securities legislation, preparing and registering certificates (or other evidences of ownership) representing the Purchased Shares to be issued to the Investor and completing filings required by any stock exchange or securities regulatory authority. The Investor’s personal information may be disclosed by the Corporation to: (a) stock exchanges or securities regulatory authorities; (b) the Corporation’s registrar and transfer agent; (c) Canada Revenue Agency; and (d) any of the other parties involved in the Financing, including legal counsel, and may be included in record books in connection with the Financing. By executing this Agreement, the Investor is deemed to be consenting to the foregoing collection, use and disclosure of the Investor’s personal information. The Investor also consents to the filing of copies or originals of any of the Investor’s documents described in this Agreement as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated hereby;

(r)

the Investor shall timely file and issue, as the case may be, all forms, reports, press releases and documents required to be filed or issued, as the case may be, under applicable Canadian Securities Laws, including pursuant to National Instrument 55-104 - Insider Reporting Requirements and Exemptions, National Instrument 62-103 - The Early Warning System and Related Take-Over Bid and Insider Reporting Issues, and Multilateral Instrument 62-104 - Take-Over Bids and Issuer Bids (“MI 62-104”); and

(s)

the Investor shall comply with MI 62-104 and other applicable Canadian Securities Laws governing take-over bids in connection with any purchases of securities of the Corporation made by the Investor (or either of them).

6.3     The Corporation’s Covenants and Acknowledgements

The Corporation acknowledges, covenants and agrees that:

(a)

the Corporation will, within the prescribed time periods, prepare and file any forms or notices required under applicable Canadian Securities Laws in connection with the offer and sale of the Purchased Shares;

(b)

forthwith following the Initial Closing and the Second Closing, as the case may be, the Corporation shall provide notice of issuance of the Purchased Shares (as applicable) to the TSXV and do all such other things as are required in order for the listing of the Purchased Shares (as applicable) to become effective on such exchange;

(c)

the Corporation shall prepare the Circular and the Corporation shall ensure that the Circular provides the shareholders of the Corporation with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, in all cases ensuring compliance in all material respects with all Applicable Law on the date of issue thereof; in particular, the Circular shall put before the shareholders of the Corporation, among other things:

(i)	an ordinary resolution fixing the number of directors at no more than six;

(ii)	the Election of Directors Resolution; and

(iii)	a unanimous recommendation of the Board and management of the Corporation in support of the Election of Directors Resolution;

(d)	within 45 days of the Initial Closing Date, the Corporation shall call and give notice of the Meeting with the Meeting to be held within 105 days of the Initial Closing Date;

(e)

the Corporation shall cause the Circular to be mailed to the shareholders of the Corporation, and to be filed with applicable regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be mailed and filed;

(f)

the Investor shall be given a reasonable opportunity to review and comment on drafts of the Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by the Investor regarding the Investor or the Representative;

(g)

subject to compliance with applicable Canadian Securities Laws, during the period commencing on the date hereof and ending on the earlier of the Second Closing Date, the Second Closing Outside Date and the date this Agreement is (or portions thereof are) terminated pursuant to Section 9.1(a) or Section 9.1(b) (as applicable), the Corporation will promptly inform the Investor of the full particulars of:

(i)

any material change (actual, anticipated or threatened) in or affecting the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation;

(ii)	any change in any material fact contained or referred to in the Public Record; and

(iii)	the occurrence or discovery of a material fact or event, which, in any such case, is, or may be, of such a nature as to:

(A)	render any statement in the Public Record, false or misleading in any material respect;

(B)	result in a misrepresentation in the Public Record; or

(C)	result in any items in the Public Record not complying in any material respect with Canadian Securities Laws,

provided that if the Corporation is uncertain as to whether a material change, change, occurrence or event of the nature referred to in this Section 6.3(h) has occurred, the Corporation shall promptly inform the Investor of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Investor as to whether the occurrence is of such nature;

(h)

during the period ending on the earlier of the Second Closing Date, the Second Closing Outside Date and the date this Agreement is (or portions thereof are) terminated pursuant to Section 9.1(a) or Section 9.1(b) (as applicable), the Corporation will promptly inform the Investor of the full particulars of:

(i)	any request of any securities commission or similar regulatory authority for any amendment to any part of the Public Record or for any additional information;

(ii)

the issuance by any securities commission or similar regulatory authority, any stock exchange or any other competent authority of any order to cease or suspend trading of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose; or

(iii)

the receipt by the Corporation of any communication from any securities commission or similar regulatory authority, any stock exchange or any other competent authority relating to the Public Record or the distribution of the Purchased Shares;

(i)

subject to compliance with applicable Canadian Securities Laws, during the period commencing on the date hereof and ending on the earlier of the Second Closing Date, the Second Closing Outside Date and the date this Agreement is (or portions thereof are) terminated pursuant to Section 9.1(a) or Section 9.1(b) (as applicable), the Corporation will promptly provide to the Investor for review by the Investor and the Investor’s counsel, prior to filing with the securities commissions:

(i)	any financial statement of the Corporation;

(ii)	any new annual information form, management’s discussion and analysis, material change report, interim report or information circular; and

(iii)	any press release of the Corporation; and

(j)

during the period ending on the earlier of the Second Closing Date, the Second Closing Outside Date and the date this Agreement is (or portions thereof are) terminated pursuant to Section 9.1(a) or Section 9.1(b) (as applicable):

(i)

the business of the Corporation and its Subsidiary shall be conducted only in, and the Corporation and its Subsidiary shall not have taken any action except in, the ordinary course of business and consistent with past practice, subject in each case to the exercise of the Board’s fiduciary duties; and

(ii)

except as disclosed to the Investor, neither the Corporation nor its Subsidiary shall, directly or indirectly: (i) amend the Corporation’s Constating Documents or amend, in any material respects, the Constating Documents of its Subsidiary; (ii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Corporation or its Subsidiary; or (iii) authorize, agree, resolve, commit or propose any of the foregoing, or entered into, modify or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing.

ARTICLE 7

POST-CLOSING COVENANTS

7.1     Board Representation Rights

(a)

Subject to Section 7.1(b) hereof, for so long as the Investor Beneficially Owns 10% or more of the then outstanding Common Shares (on a non-diluted basis), the Investor shall have the right, upon notice to the Corporation, to designate one (1) representative (the “Representative”) which the Corporation shall nominate for election to the Board (or otherwise include in a management slate of directors proposed by the Corporation for election by its shareholders) at any meeting of shareholders of the Corporation following the date upon which such notice is given, and at each meeting thereafter at which directors are to be elected. Where, between meetings of the Corporation’s shareholders, the Investor has no Representative on the Board but Beneficially Owns Common Shares representing 10% or more of the then outstanding Common Shares (on a non-diluted basis), and provides notice to the Corporation of its Representative, the Corporation shall take such steps that are necessary for the Board to appoint the Representative as a member of the Board by having the directors fill any vacancy on the Board by the appointment of the Representative or, to the extent that there are no vacancies on the Board, to allow the Representative to attend and observe all meetings of the Board, and partake in discussions at all meetings of the Board. The Representative shall not have the right to vote at meetings of the Board until such time as the Representative is elected to the Board at a meeting of shareholders of the Corporation or otherwise appointed as a director in accordance with this Section 7.1(a). The Investor shall give prior notice to the Corporation of any contemplated transaction that would result in the Investor being the Beneficial Owners of less than 10% of the then outstanding Common Shares.

(b)

Any Representative proposed by the Investor shall (i) have consented in writing to serve as a director of the Corporation, and (ii) meet the qualification requirements to serve as a director under the CBCA and the rules of any stock exchange on which the Common Shares are then listed (currently the TSXV). Notwithstanding anything to the contrary contained herein, no Representative may be a person who does not qualify to serve as a director or a person who has been convicted of a felony or a crime involving moral turpitude.

(c)

Immediately following the latter of the Second Closing Date and the date the Meeting is held, subject to approval of the TSXV and the shareholders of the Corporation at the Meeting, the Board shall include the Investor’s initial Representative.

(d)

The Corporation shall indemnify the Representative pursuant to the Corporation’s standard form indemnity agreement to be entered into between the Representative and the Corporation. The Corporation further covenants that it will, as soon as reasonably practicable following the appointment of the Representative to the Board, add the Representative as a named insured person under the Corporation’s directors’ and officers’ liability insurance policy.

(e)

In the event the Investor is no longer entitled to a Representative to serve as a director of the Corporation as a result of: (i) the Investor no longer holding the requisite number of issued and outstanding Common Shares of the Corporation entitling it to appoint a Representative in accordance with Sections 7.1(a); or (ii) such Representative failing to comply with the requirements set forth in Section 7.1(b)(iii); then in each case the Investor shall cause such Representative to forthwith resign from the Board, provided that, in the case of Section 7.1(e)(ii), the Investor shall be entitled to propose a new Representative in accordance with Section 7.1(a).

(f)	For greater certainty, this Section 7.1 shall continue in full force and effect for such period of time as the Investor is entitled to have a Representative on the Board pursuant to Section 7.1(a).

ARTICLE 8

INDEMNIFICATION

8.1     Indemnification

(a)

Subject to Section 8.1(b), the Corporation shall indemnify and save the Investor, and the Investor’s respective Affiliates, directors, officers and employees, harmless against and from all liabilities, claims, actions, suits, proceedings, demands, losses, costs (including, without limitation, reasonable legal fees and expenses), damages and expenses to which the Investor, or any of the Investor’s Affiliates, directors, officers or employees may be subject or which the Investor, or any of the Investor’s Affiliates, directors, officers or employees may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of any inaccuracy or breach of any of the representations, warranties or covenants of the Corporation contained in this Agreement. The rights to indemnification of the Investor under this Section 8 shall apply notwithstanding any inspection or inquiries made by or on behalf of the Investor, or any knowledge acquired or capable of being acquired by the Investor or facts actually known to the Investor (whether before or after the execution and delivery of this Agreement and whether before or after the Initial Closing Date).

(b)

Subject to Section 8.1(a), the Investor will indemnify and save the Corporation, and the Corporation’s Affiliates, directors, officers and employees, harmless against and from all liabilities, claims, actions, suits, proceedings, demands, losses, costs (including, without limitation, reasonable legal fees and expenses), damages and expenses to which the Corporation, or any of the Corporation’s Affiliates, directors, officers or employees may be subject or which the Corporation, or any of the Corporation’s Affiliates, directors, officers or employees may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of any inaccuracy or breach of any of the representations, warranties or covenants of the Investor contained in this Agreement. The rights to indemnification of the Corporation under this Section 8 shall apply notwithstanding any inspection or inquiries made by or on behalf of the Corporation, or any knowledge acquired or capable of being acquired by the Corporation or facts actually known to the Corporation (whether before or after the execution and delivery of this Agreement and whether before or after the Initial Closing Date).

(c)

If any claim contemplated by Section 8.1(a) shall be asserted against any of the persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for in such paragraph, such person or corporation (the “Indemnified Person”) shall notify the Corporation (the “Indemnifying Party”) (provided that failure to so notify the Indemnifying Party of the nature of such claim in a timely fashion shall relieve the Indemnifying Party of liability hereunder only if and to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend such claim) as soon as possible of the nature of such claim and the Indemnifying Party shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim, provided however, that the defence shall be through legal counsel selected by the Indemnifying Party and acceptable to the Indemnified Person acting reasonably and that no settlement may be made by the Indemnifying Party or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain separate counsel in any proceeding relating to a claim contemplated by Section 8.1(a) but the fees and expenses of such counsel shall be at the expense of the Indemnified Person, unless:

(i)

the Indemnified Person has been advised by counsel that there may be a reasonable legal defense available to the Indemnified Person which is different from or additional to a defense available to an Indemnifying Party and that representation of the Indemnified Person and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them;

(ii)

the Indemnifying Party shall not have taken the defense of such proceedings and employed counsel within ten (10) days after notice has been given to the Indemnifying Party of commencement of such proceedings and, having employed such counsel, has diligently pursued such defense; or

(iii)	the employment of such counsel has been authorized by the Indemnifying Party in connection with the defense of such proceedings;

and, in any such event, the reasonable fees and expenses of such Indemnified Person’s counsel (on a solicitor and his client basis) shall be paid by the Indemnifying Party, provided that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Persons.

(d)

If the Indemnifying Party has assumed the defense of any suit brought to enforce a claim hereunder, the Indemnified Person shall provide the Indemnifying Party with copies of all documents and information in its possession pertaining to the claim, take all reasonable actions necessary to preserve its rights to object to or defend against the claim, consult and reasonably cooperate with the Indemnifying Party in determining whether the claim and any legal proceeding resulting therefrom should be resisted, compromised or settled and reasonably cooperate and assist in any negotiations to compromise or settle, or in any defense of, any claim undertaken by the Indemnifying Party.

(e)

If the indemnification provided for in this Article 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Person herein, shall contribute to the amount paid or payable by such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Person, on the other, in connection with the matter that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.

(f)

The Indemnifying Party shall not be required to pay any amount to indemnify the Indemnified Person (or any of them) in respect of claims advanced under Article 8 unless and until the aggregate amount that the Indemnified Persons are entitled to receive on account of indemnification in respect of claims advanced under Article 8 exceeds $50,000 (the “Threshold Amount”), in which case the Indemnifying Party shall be obligated to indemnify the Indemnified Persons for the full amount, including for greater certainty the Threshold Amount.

(g)

Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the Corporation to the Investor under this Article 8 shall be limited to the amount actually invested by the Investor (as the case may be) pursuant to the terms of this Agreement to acquire Purchased Shares.

8.2     Exclusive Remedy

The Parties agree that the remedies of an Indemnified Person under this Article 8 shall be the exclusive monetary remedies of an Indemnified Person in respect of any claims for which an Indemnified Person is entitled to seek indemnification pursuant to Section 8.1 and shall be in lieu of any other monetary remedy that may be available to an Indemnified Person in respect of any such claim, including pursuant to applicable statutory or common law.

8.3     Limits on Consequential Damages

Notwithstanding anything else contained in this Article 8, no Indemnified Person shall be entitled to indemnification from or to be compensated by the Indemnifying Party in respect of any consequential damages, including loss of revenue or profits, cost of capital, loss of business opportunity, loss of reputation or failure to realize a return on investment, nor shall any Indemnified Person seek or be entitled to receive punitive damages as to any matter under, relating to, or arising out of this Agreement.

ARTICLE 9
TERMINATION

9.1     Termination

(a)	This Agreement may be terminated:

(i)	at any time by mutual written consent of the Parties;

(ii)	at any time prior to the Initial Closing Date pursuant to Sections 4.1 and 4.2; and

(iii)	at any time following the Initial Closing Date but prior to the Second Closing Date pursuant to Sections 4.3 and 4.4 in respect of the Second Closing only.

(b)

If this Agreement is terminated in accordance with the provisions of Section 9.1(a)(ii), this Agreement shall forthwith become void and no Party shall have any liability or further obligation to the other Party hereunder except each Party’s obligations under the Confidentiality Agreement, which shall survive such termination.

(c)

If this Agreement is terminated in accordance with the provisions of Section 9.1(a)(iii), this Agreement, insofar as it relates to the Second Closing, shall forthwith become void and no Party shall have any liability or further obligation to the other Party hereunder in respect of the Second Closing.

ARTICLE 10

CONFIDENTIALITY, USE AND DISCLOSURE OF INFORMATION

10.1     Confidentiality, Use and Disclosure of Information

The Parties acknowledge and agree that the Confidentiality Agreement shall continue to apply to the Parties in accordance with its terms. The Parties agree that any non-public information provided by a Party concerning its respective Affiliates or businesses and operations furnished or made available to the other Parties in the conduct of due diligence or other information, whether before or after the date of this Agreement, is considered by the Parties to be “Evaluation Material” and/or “Transferred Information” for the purposes of the Confidentiality Agreement. Notwithstanding anything to the contrary stated herein, the Corporation shall not be precluded from making all necessary disclosures that may be mandated by applicable Canadian Securities Laws and TSXV rules.

ARTICLE 11
GENERAL

11.1     Notices

Any notice, direction or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier, facsimile or email and addressed:

if to Investor:

Hermed Equity Investment Management (Shanghai) Co., Ltd.

Room 308, Building A, No.1289

Yishan Road, Xuhui District

Shanghai, China

Attention:     Yangbin Wu

Email:     wuyangbin@hermedcapital.com

with a copy to:

Burnet, Duckworth & Palmer LLP

2400, 525 _ 8th Avenue S.W.
Calgary, Alberta T2P 1G1

Attention:     Edward (Ted) Brown

Email:     ebb@bdplaw.com

Fax:     (403) 260-0298

if to the Corporation:

DiaMedica Inc.

c/o 1700 - 360 Main Street

Winnipeg, Manitoba R3C 3Z3

Attention:     Rick Pauls

Email:     rpauls@diamedica.com

Fax:     (763) 710-4456

with a copy to:

Fillmore Riley LLP

1700 - 360 Main Street

Winnipeg, Manitoba R3C 3Z3

Attention:     Peter Davey

Email:     pjdavey@fillmoreriley.com

Fax:     (204) 957-8338

Any Notice, if personally delivered (including through delivery by courier), shall be deemed to have been validly and effectively given and received on the date of such delivery, if delivered before 5:00 p.m. on a Business Day in the place of delivery, or the next Business Day in the place of delivery, if not delivered on a Business Day or if sent after 5:00 p.m., and if sent by telecopier or other electronic communication with confirmation of transmission, shall be deemed to have been validly and effectively given and received on the Business Day in the place of delivery next following the day it was transmitted. Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 11.1.

11.2     Assignment

The Parties agree that neither of the Investor nor the Corporation may assign or transfer this Agreement or any of the rights or obligations under it without the prior written consent of the other Parties.

11.3     Announcements and Press Releases

(a)	The Parties agree that, upon execution of this Agreement, the Corporation will issue a press release that shall be in a form mutually agreed to by the Parties.

(b)

In the event that, during the period commencing on the date hereof and ending upon the completion of the Second Closing, any Party wishes to make any press release or respond to press or other inquiries for information that, in any such case, relates to this Agreement or the Financing, then it shall use its reasonable efforts to provide the other Parties with a draft thereof in sufficient time prior to the release thereof so that each other Party may review the proposed press release or inquiry response to be released and advise the Party that proposes to make such release or provide such response of any comments that such other Party may have in respect thereto. The foregoing shall not apply when the release or disclosure of any information that relates to this Agreement or the Financing is required by Applicable Law or by any Governmental Authority, provided that, in each such case, except where prohibited under Applicable Law, the Party who is required to make such disclosure shall provide each other Party with details of the nature and substance of such release or disclosure as soon as practicable, but in all cases, prior to any public release thereof. Furthermore, the obligations in this Section 11.3(b) shall not apply to general disclosures or releases of information that a Party or its Affiliate may make from time to time relating to its business or property.

11.4     Non-Waiver

No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.5     Arbitration

(a)	This agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein.

(b)

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said rules. Unless otherwise agreed by the Parties the seat of the arbitration shall be Winnipeg, Manitoba, Canada. The arbitration proceedings shall be conducted in English.

11.6 Amendment

This Agreement may, at any time and from time to time, be amended by written agreement of all of the Parties.

11.7     Expenses

The Parties agree that all reasonable costs and expenses (including the fees and disbursements of legal counsel and other professional advisors) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Corporation, provided that the costs and expenses of the Investor to be paid by the Corporation shall not exceed $60,000.00 in the aggregate.

11.8     Enurement

The Parties agree that this Agreement is binding upon and enures to the benefit of the Parties and their respective successors and permitted assigns.

11.9     Further Assurances

Each of the Parties upon the request of the other, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be necessary or desirable to complete the transactions contemplated herein.

11.10     Counterparts

The Parties agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the Parties may rely on delivery by electronic delivery of an executed copy of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS OF WHICH the Parties have executed this Investment Agreement.

DIAMEDICA INC.

By:	“Rick Pauls”
Name: Rick Pauls
Title: President and Chief Executive Officer

HERMEDA INDUSTRIAL CO., LTD.

By:	“Zhenyu Xiao”
Name: Zhenyu Xiao Title: Director

Appendix “A”

Constating Documents of DiaMedica Inc.

The Corporation Act/

Loi sur les corporation

MANITOBA

Corporation No.          4135955

No de la corporation

1-Name of Corporation / Denomination sociale

DIABEX INC.

2-The address in full of the registered office include postal code)

 Adresse complete du bureau enregistre (inclure le code postal)

1700 — 360 Main Street

Winnipeg, Manitoba R3C 3Z3

3-Number (or minimum and maximum number) of directors

   Nombre (ou nombre minimal et maximal) d’administrateurs

Minimum of One (1); Maximum of Ten (10)

4-First directors/Premiers administrateurs

Name in full/ Nom complet	Address in full (include postal code)/Adresse complète (inclure le code postal)
DR. ALBERT D. FRIESEN	77 Shorecrest Drive Winnipeg, MB R3P 1P4

5-The classes and any maximum number of shares that the corporation is authorized to issue

   Catégories et tout nombre maximal d’actions que la corporation est autorisée a émettre

The Corporation is authorized to issue six classes of shares: Voting Common Shares; Non-voting Common Shares; Class A Shares; Class B Shares; Class C Shares; and Class D Shares. The shares of each class may be issued in unlimited numbers, for unlimited consideration.

6-The rights, privileges, restrictions and conditions attaching to the shares, if any

   Droits, privilèges, restrictions et conditions dont les actions sont assorties, s’il y a lieu

As set forth in Schedule “I” attached hereto.

7-Restrictions, if any, on share transfers/ Restrictions au transfer des actions, s’il y a lieu

No share of the Corporation shall be transferred without the consent of a majority of the Directors of the Corporation expressed by written instrument. For purposes of greater certainty, such restriction shall not apply to any redemption by the Corporation of its Class A Shares, Class B Shares, Class C Shares or Class D Shares.

8-Restrictions, if any, on business the corporation may carry on/

   Limites imposées quant à l’entreprise que la corporation peut exercer, s’il y a lieu

Not applicable.

9-Other provisions, if any/Autres dispositions, s’il y a lieu

As set forth in Schedule “II” attached hereto.

10-I have satisfied myself that, the proposed name of the corporation is not the same as or similar to the name of any known body corporate, association, partnership, individual or business so as to be likely to confuse or mislead.

Je me suis assuré que la dénomination sociale projetée n’est ni identique ni semblable à la dénomination d’une personne morale, d’une association, d’une société ou d’une entreprise connue ou au nom d’un particulier connu et qu’elle ne saurait preter à confusion ni induire en erreur.

11-Incorporators/Fondateurs

Name in full/ Nom complet	Address in full (include postal code)/ Adresse complète (inclure le code postal)	Signature/ Signature
DR. ALBERT D. FRIESEN	77 Shorecrest Drive Winnipeg, MB R3P 1P4	/s/ Albert D. Friesen

Note:

If any First Director named in paragraph 4 is not an Incorporator, a Form 3 “Consent to Act as a First Director” must be attached. State the full civic address in paragraphs 2, 4, and 11 – a P.O. box number alone is not acceptable.

Remarque:

Si l’un des premiers administrateurs nommés à la rubrique 4 n’est pas un fondateur, joinder la formule 3 intitulée “Consentement à agir en qualité de premier adminstrateur”. Indiquer l’adresse complète dans les rubriques 2, 4 et 11; un numéro de case postale seul n’est pas suffisant.

SCHEDULE “I”

to Article 6 of the Articles of Incorporation of

DIABEX INC.

There shall be six classes of shares, the Voting Common Shares, the Non-voting Common Shares, the Class A Shares, the Class B Shares, the Class C Shares and the Class D Shares, which shall have attached thereto the following rights, privileges, restrictions and conditions:

1.          “Redemption Amount per Class A Share” shall be the quotient obtained when the fair market value of the net consideration received by the Corporation from the first holder of Class A Shares at the time of the first issuance of Class A Shares for their issuance by the Corporation is divided by the number of Class A Shares issued at such time. The fair market value of the net consideration received by the Corporation upon the first issue of Class A Shares shall be determined by the Directors of the Corporation at the time of the first issuance of Class A Shares, provided that if Canada Customs and Revenue Agency should make any assessment on either the Corporation or a holder of Class A Shares which assessment is based upon the fair market value of the net consideration received by the Corporation upon the first issue of Class A Shares being an amount greater or lesser than the amount determined by the Directors of the Corporation and such assessment or notification of intention to assess is either accepted by the Corporation and the holder of Class A Shares or is appealed to any authority or court of competent jurisdiction and such appeal is settled by agreement between the Corporation, the Shareholder and Canada Customs and Revenue Agency, or, if upon final disposition of the appeal the assessment is upheld in whole or in part by a court of competent jurisdiction, then the Redemption Amount per Class A Share shall be adjusted to reflect the fair market value of the net consideration as finally determined, and such Redemption Amount so adjusted shall be deemed to be and to have always been the Redemption Amount per Class A Share from the time of the first issuance of Class A Shares. If as a result of the adjustment the Redemption Amount has been increased, the Corporation shall pay to any former holders of Class A Shares which had previously been redeemed the amount of the increase, and if as a result of the adjustment the Redemption Amount has been decreased, any former holders of Class A Shares which had previously been redeemed shall reimburse the Corporation the amount of such decrease. If any dividends previously have been paid by the Corporation on the Class A Shares in any financial year at a rate in excess of eight (8%) per cent of the Redemption Amount per Class A Share so adjusted, then the holders of such Class A Shares shall reimburse the Corporation the amount of such excess.

2.     “Redemption Amount per Class B Share” shall be the quotient obtained when the fair market value of the net consideration received by the Corporation from the first holder of Class B Shares at the time of the first issuance of Class B Shares for their issuance by the Corporation is divided by the number of Class B Shares issued at such time. The fair market value of the net consideration received by the Corporation upon the first issue of Class B Shares shall be determined by the Directors of the Corporation at the time of the first issuance of Class B Shares, provided that if Canada Customs and Revenue Agency should make any assessment on either the Corporation or a holder of Class B Shares which assessment is based upon the fair market value of the net consideration received by the Corporation upon the first issue of Class B Shares being an amount greater or lesser than the amount determined by the Directors of the Corporation and such assessment or notification of intention to assess is either accepted by the Corporation and the holder of Class B Shares or is appealed to any authority or court of competent jurisdiction and such appeal is settled by agreement between the Corporation, the Shareholder and Canada Customs and Revenue Agency, or, if upon final disposition of the appeal the assessment is upheld in whole or in part by a court of competent jurisdiction, then the Redemption Amount per Class B Share shall be adjusted to reflect the fair market value of the net consideration as finally determined, and such Redemption Amount so adjusted shall be deemed to be and to have always been the Redemption Amount per Class B Share from the time of the first issuance of Class B Shares. If as a result of the adjustment the Redemption Amount has been increased, the Corporation shall pay to any former holders of Class B Shares which had previously been redeemed the amount of the increase, and if as a result of the adjustment the Redemption Amount has been decreased, any former holders of Class B Shares which had previously been redeemed shall reimburse the Corporation the amount of such decrease. If any dividends previously have been paid by the Corporation on the Class B Shares in any financial year at a rate in excess of seven (7%) per cent of the Redemption Amount per Class B Share so adjusted, then the holders of such Class B Shares shall reimburse the Corporation the amount of such excess.

3.     “Redemption Amount per Class C Share” shall be the quotient obtained when the fair market value of the net consideration received by the Corporation from the first holder of Class C Shares at the time of the first issuance of Class C Shares for their issuance by the Corporation is divided by the number of Class C Shares issued at such time. The fair market value of the net consideration received by the Corporation upon the first issue of Class C Shares shall be determined by the Directors of the Corporation at the time of the first issuance of Class C Shares, provided that if Canada Customs and Revenue Agency should make any assessment on either the Corporation or a holder of Class C Shares which assessment is based upon the fair market value of the net consideration received by the Corporation upon the first issue of Class C Shares being an amount greater or lesser than the amount determined by the Directors of the Corporation and such assessment or notification of intention to assess is either accepted by the Corporation and the holder of Class C Shares or is appealed to any authority or court of competent jurisdiction and such appeal is settled by agreement between the Corporation, the Shareholder and Canada Customs and Revenue Agency, or, if upon final disposition of the appeal the assessment is upheld in whole or in part by a court of competent jurisdiction, then the Redemption Amount per Class C Share shall be adjusted to reflect the fair market value of the net consideration as finally determined, and such Redemption Amount so adjusted shall be deemed to be and to have always been the Redemption Amount per Class C Share from the time of the first issuance of Class C Shares. If as a result of the adjustment the Redemption Amount has been increased, the Corporation shall pay to any former holders of Class C Shares which had previously been redeemed the amount of the increase, and if as a result of the adjustment the Redemption Amount has been decreased, any former holders of Class C Shares which had previously been redeemed shall reimburse the Corporation the amount of such decrease. If any dividends previously have been paid by the Corporation on the Class C Shares in any financial year at a rate in excess of six (6%) per cent of the Redemption Amount per Class C Share so adjusted, then the holders of such Class C Shares shall reimburse the Corporation the amount of such excess.

4.     “Redemption Amount per Class D Share” shall be the amount of $1.00.

5.     Subject to the provisions of paragraph 10, the holders of the Class A Shares shall in each financial year of the Corporation be entitled to receive, if declared by the Directors of the Corporation on the Class A Shares out of the monies or other property of the Corporation properly applicable to the payment of dividends, non-cumulative dividends in an amount to be determined by and in the discretion of the Directors of the Corporation, provided such amount shall not in any one financial year be greater than eight (8%) per cent of the Redemption Amount per Class A Share. If in any year the Directors in their discretion do not declare any dividends on the Class A Shares, then the rights of the holders of the Class A Shares to any dividend for the year shall forever be extinguished.

6.     Subject to the provisions of paragraph 10, the holders of the Class B Shares shall in each financial year of the Corporation be entitled to receive, if declared by the Directors of the Corporation on the Class B Shares out of the monies or other property of the Corporation properly applicable to the payment of dividends, non-cumulative dividends in an amount to be determined by and in the discretion of the Directors of the Corporation, provided such amount shall not in any one financial year be greater than seven (7%) per cent of the Redemption Amount per Class B Share. If in any year the Directors in their discretion do not declare any dividends on the Class B Shares, then the rights of the holders of the Class B Shares to any dividend for the year shall forever be extinguished.

7.     Subject to the provisions of paragraph 10, the holders of the Class C Shares shall in each financial year of the Corporation be entitled to receive, if declared by the Directors of the Corporation on the Class C Shares out of the monies or other property of the Corporation properly applicable to the payment of dividends, non-cumulative dividends in an amount to be determined by and in the discretion of the Directors of the Corporation, provided such amount shall not in any one financial year be greater than six (6%) per cent of the Redemption Amount per Class C Share. If in any year the Directors in their discretion do not declare any dividends on the Class C Shares, then the rights of the holders of the Class C Shares to any dividend for the year shall forever be extinguished.

8.     Subject to the provisions of paragraph 10, the holders of the Class D Shares shall in each financial year of the Corporation be entitled to receive, if declared by the Directors of the Corporation on the Class D Shares out of the monies or other property of the Corporation properly applicable to the payment of dividends, non-cumulative dividends in an amount to be determined by and in the discretion of the Directors of the Corporation, provided such amount shall not in any one financial year be greater than five (5%) per cent of the Redemption Amount per Class D Share. If in any year the Directors in their discretion do not declare any dividends on the Class D Shares, then the rights of the holders of the Class D Shares to any dividend for the year shall forever be extinguished.

9.     Subject to the provisions of paragraph 10, the holders of the Voting Common Shares and the holders of the Non-voting Common Shares shall in each financial year of the Corporation be entitled to receive, if declared by the Directors of the Corporation out of the monies or other property of the Corporation properly applicable to the payment of dividends, non-cumulative dividends in an amount to be determined by and in the discretion of the Directors of the Corporation. If in any year the Directors of the Corporation in their discretion decide to declare a dividend, the same amount of dividend must be declared on each such share, whether a Voting Common Share or a Non-voting Common Share, without preference or distinction. If in any year the Directors in their discretion do not declare any dividend, then the rights of the holders of the Voting Common Shares and of the holders of the Non-voting Common Shares to any dividend for the year shall forever be extinguished.

10.     No dividends shall be paid on any class of shares of the Corporation which will result in the Corporation having net assets (that is, the amount by which the realizable value of its assets exceeds its liabilities) insufficient to redeem all issued and outstanding Class A Shares at the Redemption Amount per Class A Share, all issued and outstanding Class B Shares at the Redemption Amount per Class B Share, all issued and outstanding Class C Shares at the Redemption Amount per Class C Share, and all issued and outstanding Class D Shares at the Redemption Amount per Class D Share, together with all dividends, if any, declared thereon and unpaid.

11.     It shall be in the sole discretion of the Directors of the Corporation whether in any financial year of the Corporation any dividend is declared on any class or classes of shares of the Corporation and it shall be in the sole discretion of the Directors on which class or classes of shares, if any, a dividend is declared in a particular financial year of the Corporation, provided that the provisions of paragraphs 5, 6, 7, 8, 9, and 10 shall always be complied with. For purposes of greater certainty, it is herewith stated that a dividend may be paid in money or property or by issuing fully paid shares of the Corporation.

12.     In the event of liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among Shareholders for the purposes of winding up its affairs, before any amount is paid or any property or assets of the Corporation are distributed to the holders of any Class D Shares, Voting Common Shares or Non-voting Common Shares, the holders of the Class A Shares, Class B Shares and Class C Shares shall be entitled to receive out of the assets and property of the Corporation the Redemption Amounts for each Class A Share, Class B Share and Class C Share, together with all dividends declared thereon and remaining unpaid. If the property and assets of the Corporation are insufficient to pay the respective Redemption Amounts for each Class A Share, Class B Share and Class C Share, then the property and assets of the Corporation shall be distributed among the holders of the Class A Shares, Class B Shares and Class C Shares in a manner such that the ratio of the amount distributed on each share to its Redemption Amount shall be the same for all such shares. After payment to the holders of the Class A Shares, Class B Shares and Class C Shares of the respective Redemption Amounts for each such share, they shall not be entitled to participate in any further distribution of the property or assets of the Corporation. Thereafter, the holders of the Class D Shares shall be entitled to receive out of the assets and property of the Corporation the Redemption Amount for each Class D Share together with all dividends declared thereon and remaining unpaid, and after such payment to the holders of Class D Shares they shall not be entitled to participate in any further distribution of the property or assets of the Corporation. Thereafter, the holders of the Voting Common Shares and Non-voting Common Shares shall exclusively be entitled to receive rateably, share for share, without preference or distinction, any remaining property or assets of the Corporation.

13.     The Corporation shall have the right, at its option at any time, and from time to time, on notice in the manner hereinafter prescribed, or, if all the Shareholders of Class A Shares, Class B Shares, Class C Shares and Class D Shares so agree, without any notice, to redeem all or any portion of the Class A Shares held by any Shareholder for the sum of the Redemption Amount per Class A Share, together with any declared and unpaid dividends thereon. Such redemption may be effected selectively among the holders thereof, such that, for greater certainty, the Class A Shares of one or more Shareholders thereof may be redeemed without any Class A Shares of the other holders (or without any Class B Shares, Class C Shares or Class D Shares) being redeemed concurrently therewith or at all. The prescribed manner of notice of redemption of the Class A Shares shall be sixty (60) or more days notice from date of mailing given by registered letter directed to the registered holder or holders of the Class A Shares to be redeemed at the address of the holders appearing on the books of the Corporation. At the same time the notice of redemption is mailed, a copy of such notice shall be sent by registered mail to all the registered holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares, for their information. By the date specified for redemption (the “Surrender Date”) in the said notice, a holder of Class A Shares to be redeemed shall surrender at the registered office of the Corporation the certificate or certificates for the said shares, duly endorsed, and upon surrender of the certificate or certificates, the Corporation shall pay or cause to be paid to or to the order of the holder the sum of the Redemption Amount per Class A Share, together with any declared and unpaid dividends thereon. If by the Surrender Date a holder of Class A Shares to be redeemed has not surrendered the certificate or certificates for such shares, his Class A Shares called for redemption may be redeemed and for all purposes shall be deemed to be redeemed on the Corporation depositing into any chartered bank in Canada for such holder’s credit the amount due thereon for redemption as aforesaid without interest, and after such deposit is made, the Class A Shares called for redemption shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of a holder of shares in respect thereof.

14.     The Corporation shall have the right, at its option at any time, and from time to time, on notice in the manner hereinafter prescribed, or, if all the Shareholders of Class A Shares, Class B Shares, Class C Shares and Class D Shares so agree, without any notice, to redeem all or any portion of the Class B Shares held by any Shareholder for the sum of the Redemption Amount per Class B Share, together with any declared and unpaid dividends thereon. Such redemption may be effected selectively among the holders thereof, such that, for greater certainty, the Class B Shares of one or more Shareholders thereof may be redeemed without any Class B Shares of the other holders (or without any Class A Shares, Class C Shares or Class D Shares) being redeemed concurrently therewith or at all. The prescribed manner of notice of redemption of the Class B Shares shall be sixty (60) or more days notice from date of mailing given by registered letter directed to the registered holder or holders of the Class B Shares to be redeemed at the address of the holders appearing on the books of the Corporation. At the same time the notice of redemption is mailed, a copy of such notice shall be sent by registered mail to all the registered holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares, for their information. By the date specified for redemption (the “Surrender Date”) in the said notice, a holder of Class B Shares to be redeemed shall surrender at the registered office of the Corporation the certificate or certificates for the said shares, duly endorsed, and upon surrender of the certificate or certificates, the Corporation shall pay or cause to be paid to or to the order of the holder the sum of the Redemption Amount per Class B Share, together with any declared and unpaid dividends thereon. If by the Surrender Date a holder of Class B Shares to be redeemed has not surrendered the certificate or certificates for such shares, his Class B Shares called for redemption may be redeemed and for all purposes shall be deemed to be redeemed on the Corporation depositing into any chartered bank in Canada for such holder’s credit the amount due thereon for redemption as aforesaid without interest, and after such deposit is made, the Class B Shares called for redemption shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of a holder of shares in respect thereof.

15.     The Corporation shall have the right, at its option at any time, and from time to time, on notice in the manner hereinafter prescribed, or, if all the Shareholders of Class A Shares, Class B Shares, Class C Shares and Class D Shares so agree, without any notice, to redeem all or any portion of the Class C Shares held by any Shareholder for the sum of the Redemption Amount per Class C Share, together with any declared and unpaid dividends thereon. Such redemption may be effected selectively among the holders thereof, such that, for greater certainty, the Class C Shares of one or more Shareholders thereof may be redeemed without any Class C Shares of the other holders (or without any Class A Shares, Class B Shares or Class D Shares) being redeemed concurrently therewith or at all. The prescribed manner of notice of redemption of the Class C Shares shall be sixty (60) or more days notice from date of mailing given by registered letter directed to the registered holder or holders of the Class C Shares to be redeemed at the address of the holders appearing on the books of the Corporation. At the same time the notice of redemption is mailed, a copy of such notice shall be sent by registered mail to all the registered holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares, for their information. By the date specified for redemption (the “Surrender Date”) in the said notice, a holder of Class C Shares to be redeemed shall surrender at the registered office of the Corporation the certificate or certificates for the said shares, duly endorsed, and upon surrender of the certificate or certificates, the Corporation shall pay or cause to be paid to or to the order of the holder the sum of the Redemption Amount per Class C Share, together with any declared and unpaid dividends thereon. If by the Surrender Date a holder of Class C Shares to be redeemed has not surrendered the certificate or certificates for such shares, his Class C Shares called for redemption may be redeemed and for all purposes shall be deemed to be redeemed on the Corporation depositing into any chartered bank in Canada for such holder’s credit the amount due thereon for redemption as aforesaid without interest, and after such deposit is made, the Class C Shares called for redemption shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of a holder of shares in respect thereof.

16.     The Corporation shall have the right, at its option at any time, and from time to time, on notice in the manner hereinafter prescribed, or, if all the Shareholders of Class A Shares, Class B Shares, Class C Shares and Class D Shares so agree, without any notice, to redeem all or any portion of the Class D Shares held by any Shareholder for the sum of the Redemption Amount per Class D Share, together with any declared and unpaid dividends thereon. Such redemption may be effected selectively among the holders thereof, such that, for greater certainty, the Class D Shares of one or more Shareholders thereof may be redeemed without any Class D Shares of the other holders (or without any Class A Shares, Class B Shares or Class C Shares) being redeemed concurrently therewith or at all. The prescribed manner of notice of redemption of the Class D Shares shall be sixty (60) or more days notice from date of mailing given by registered letter directed to the registered holder or holders of the Class D Shares to be redeemed at the address of the holders appearing on the books of the Corporation. At the same time the notice of redemption is mailed, a copy of such notice shall be sent by registered mail to all the registered holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares, for their information. By the date specified for redemption (the “Surrender Date”) in the said notice, a holder of Class D Shares to be redeemed shall surrender at the registered office of the Corporation the certificate or certificates for the said shares, duly endorsed, and upon surrender of the certificate or certificates, the Corporation shall pay or cause to be paid to or to the order of the holder the sum of the Redemption Amount per Class D Share, together with any declared and unpaid dividends thereon. If by the Surrender Date a holder of Class D Shares to be redeemed has not surrendered the certificate or certificates for such shares, his Class D Shares called for redemption may be redeemed and for all purposes shall be deemed to be redeemed on the Corporation depositing into any chartered bank in Canada for such holder’s credit the amount due thereon for redemption as aforesaid without interest, and after such deposit is made, the Class D Shares called for redemption shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of a holder of shares in respect thereof.

17.     Any Shareholder of Class A Shares shall be entitled to require the Corporation to redeem at any time and from time to time all or any portion of the Class A Shares registered in the name of such holder by tendering to the Corporation at its registered office the certificate or certificates representing the Class A Shares which the said holder desires to have the Corporation redeem, together with a request in writing (the “Redemption Request”) specifying the desire for redemption, the number of shares which the holder desires to have redeemed and the effective date of such redemption (the “Redemption Date”) on which the holder desires to have the Corporation redeem such shares, which Redemption Date (unless otherwise agreed to in writing by the Corporation and by all of the Shareholders of Class A Shares, Class B Shares and Class C Shares) shall not be less than fourteen (14) days after the day on which the request is received by the Corporation. Prior to the tender to the Corporation of the Redemption Request, the holder shall serve notice (the “Shareholder’s Notice”) of the Redemption Request on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares, which Shareholder’s Notice shall be served in the manner provided in subparagraph 20(a) hereof. For greater certainty, no Shareholder’s Notice need be served on any holder of Class D Shares, Voting Common Shares or Non-voting Common Shares. Prior to or at the same time that the Redemption Request is tendered to the Corporation, the holder shall provide to the Corporation proof of service of the Shareholder’s Notice on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares (or a written waiver of such notice) in the manner provided in subparagraph 20(a) hereof. Upon receipt by the Corporation of the Redemption Request together with the share certificates to be redeemed and of the proof of service of the Shareholder’s Notice on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares (or a written waiver of such notice), the Corporation shall on the Redemption Date redeem such shares by paying or causing to be paid to or to the order of such holder, the sum of the Redemption Amount per Class A Share to be redeemed, together with any declared and unpaid dividends thereon. Thereafter, the holder thereof shall not be entitled to exercise any of the rights of a holder of shares in respect thereof. In the event of default of payment of the redemption price on the Redemption Date, the Shareholder shall have the option to rescind the redemption in which event the rights of the holder of such shares shall remain unaffected or to make claim for the redemption price with interest from the Redemption Date at the rate equal to the prime lending rate from time to time of the financial institution used by the Corporation as its banker.

18.     Any Shareholder of Class B Shares shall be entitled to require the Corporation to redeem at any time and from time to time all or any portion of the Class B Shares registered in the name of such holder by tendering to the Corporation at its registered office the certificate or certificates representing the Class B Shares which the said holder desires to have the Corporation redeem, together with a request in writing (the “Redemption Request”) specifying the desire for redemption, the number of shares which the holder desires to have redeemed and the effective date of such redemption (the “Redemption Date”) on which the holder desires to have the Corporation redeem such shares, which Redemption Date (unless otherwise agreed to in writing by the Corporation and by all of the Shareholders of Class A Shares, Class B Shares and Class C Shares) shall not be less than fourteen (14) days after the day on which the request is received by the Corporation. Prior to the tender to the Corporation of the Redemption Request, the holder shall serve notice (the “Shareholder’s Notice”) of the Redemption Request on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares, which Shareholder’s Notice shall be served in the manner provided in subparagraph 20(a) hereof. For greater certainty, no Shareholder’s Notice need be served on any holder of Class D Shares, Voting Common Shares or Non-voting Common Shares. Prior to or at the same time that the Redemption Request is tendered to the Corporation, the holder shall provide to the Corporation proof of service of the Shareholder’s Notice on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares (or a written waiver of such notice) in the manner provided in subparagraph 20(a) hereof. Upon receipt by the Corporation of the Redemption Request together with the share certificates to be redeemed and of the proof of service of the Shareholder’s Notice on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares (or a written waiver of such notice), the Corporation shall on the Redemption Date redeem such shares by paying or causing to be paid to or to the order of such holder, the sum of the Redemption Amount per Class B Share to be redeemed, together with any declared and unpaid dividends thereon. Thereafter, the holder thereof shall not be entitled to exercise any of the rights of a holder of shares in respect thereof. In the event of default of payment of the redemption price on the Redemption Date, the Shareholder shall have the option to rescind the redemption in which event the rights of the holder of such shares shall remain unaffected or to make claim for the redemption price with interest from the Redemption Date at the rate equal to the prime lending rate from time to time of the financial institution used by the Corporation as its banker.

19.     Any Shareholder of Class C Shares shall be entitled to require the Corporation to redeem at any time and from time to time all or any portion of the Class C Shares registered in the name of such holder by tendering to the Corporation at its registered office the certificate or certificates representing the Class C Shares which the said holder desires to have the Corporation redeem, together with a request in writing (the “Redemption Request”) specifying the desire for redemption, the number of shares which the holder desires to have redeemed and the effective date of such redemption (the “Redemption Date”) on which the holder desires to have the Corporation redeem such shares, which Redemption Date (unless otherwise agreed to in writing by the Corporation and by all of the Shareholders of Class A Shares, Class B Shares and Class C Shares) shall not be less than fourteen (14) days after the day on which the request is received by the Corporation. Prior to the tender to the Corporation of the Redemption Request, the holder shall serve notice (the “Shareholder’s Notice”) of the Redemption Request on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares, which Shareholder’s Notice shall be served in the manner provided in subparagraph 20(a) hereof. For greater certainty, no Shareholder’s Notice need be served on any holder of Class D Shares, Voting Common Shares or Non-voting Common Shares. Prior to or at the same time that the Redemption Request is tendered to the Corporation, the holder shall provide to the Corporation proof of service of the Shareholder’s Notice on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares (or a written waiver of such notice) in the manner provided in subparagraph 20(a) hereof. Upon receipt by the Corporation of the Redemption Request together with the share certificates to be redeemed and of the proof of service of the Shareholder’s Notice on each of the other registered holders of Class A Shares, Class B Shares and Class C Shares (or a written waiver of such notice), the Corporation shall on the Redemption Date redeem such shares by paying or causing to be paid to or to the order of such holder, the sum of the Redemption Amount per Class C Share to be redeemed, together with any declared and unpaid dividends thereon. Thereafter, the holder thereof shall not be entitled to exercise any of the rights of a holder of shares in respect thereof. In the event of default of payment of the redemption price on the Redemption Date, the Shareholder shall have the option to rescind the redemption in which event the rights of the holder of such shares shall remain unaffected or to make claim for the redemption price with interest from the Redemption Date at the rate equal to the prime lending rate from time to time of the financial institution used by the Corporation as its banker.

20.      (a)     The Shareholder’s Notice to be served by a Shareholder regarding redemption of his shares under paragraphs 17, 18 or 19 must be effected on each of the other registered Shareholders of Class A Shares, Class B Shares and Class C Shares not less than thirty (30) days prior to the tender of the Redemption Request by the Shareholder to the Corporation. Service of the Shareholder’s Notice shall be effected on a Shareholder by registered letter directed to the address of the Shareholder appearing on the books of the Corporation (deemed effective the date of mailing) or by leaving a copy of the Shareholder’s Notice at the address of the Shareholder appearing on the books of the Corporation. (If no address of the Shareholder appears on the books of the Corporation, the address for service of an individual shall be deemed to be his place of residence reasonably determined, or in the case of a Corporation, the registered office of the Corporation.) The Shareholder’s Notice shall include a copy of the Redemption Request. Proof of service of the Shareholder’s Notice on a Shareholder may be made to the Corporation by providing to the Corporation an affidavit of service in the same form as the affidavit of service used for proof of service of a document under the Federal Court Rules of the Federal Court of Canada.

(b)     Another Shareholder of Class A Shares, Class B Shares or Class C Shares may in writing waive the requirement to be served with the Shareholder’s Notice in which case the Shareholder requesting redemption of his shares shall provide the waiver to the Corporation in lieu of proof of service of the Shareholder’s Notice.

(c)     Notwithstanding anything contained in paragraphs 17, 18 and 19 hereof, or in subparagraphs 20(a) and 20(b) hereof, another Shareholder of Class A Shares, Class B Shares or Class C Shares (the “Second Preferred Shareholder”) who receives a Shareholder’s Notice from the Shareholder who is requesting the redemption of his shares (the “First Preferred Shareholder”) shall not be required to serve a Shareholder’s Notice on the First Preferred Shareholder or on the other registered Shareholders of Class A Shares, Class B Shares or Class C Shares in the event that the Second Preferred Shareholder decides to request the Corporation to redeem on the Redemption Date selected by the First Preferred Shareholder a number of Class A Shares, Class B Shares or Class C Shares, as the case may be, owned by the Second Preferred Shareholder which have aggregate Redemption Amounts less than or equal to the aggregate Redemption Amounts of the shares which the First Preferred Shareholder has requested to have redeemed on the Redemption Date. In such case, notwithstanding paragraphs 17, 18 or 19, the Second Preferred Shareholder shall accordingly not be required to provide the Corporation with proofs of service of the Shareholder’s Notice.

21.        (a)     If less than all of the Class A Shares represented by any certificate or certificates of a holder are to be redeemed as set forth in paragraphs 13 or 17, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Class A Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be redeemed.

(b)     If less than all of the Class B Shares represented by any certificate or certificates of a Shareholder are to be redeemed as set forth in paragraphs 14 or 18, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Class B Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be redeemed.

(c)     If less than all of the Class C Shares represented by any certificate or certificates of a holder are to be redeemed as set forth in paragraphs 15 or 19, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Class C Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be redeemed.

(d)     If less than all of the Class D Shares represented by any certificate or certificates of a holder are to be redeemed as set forth in paragraph 16, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Class D Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be redeemed.

22.     The Class A Shares, Class B Shares, Class C Shares and Class D Shares shall not carry or confer on the holders thereof any further right to participate in profits or assets of the Corporation other than as expressly hereinbefore provided.

23.     A holder of fractional shares issued by the Corporation shall be entitled proportionately to all the rights and privileges attaching to a whole share of the same class, including, without limiting the generality of the foregoing, the right to receive the appropriate portion of dividend, to receive the appropriate portion of the redemption amount if such class of shares are otherwise redeemable, and to exercise voting rights in respect of the fractional share if such class of shares is otherwise entitled to vote.

24.     The holders of Voting Common Shares shall be entitled to one vote for each Voting Common Share held by them at all meetings of Shareholders except meetings at which, pursuant to The Corporations Act (Manitoba), only holders of a specified class of shares are entitled to vote. The holders of Class A Shares shall be entitled to one vote for each Class A Share held by them at all meetings of Shareholders except meetings at which, pursuant to The Corporations Act (Manitoba), only holders of a specified class of shares are entitled to vote. The holders of Class D Shares shall be entitled to one vote for each Class D Share held by them at all meetings of Shareholders except meetings at which, pursuant to The Corporations Act (Manitoba), only holders of a specified class of shares are entitled to vote. The holders of Non-voting Common Shares shall not be entitled to vote at any meetings of Shareholders, except where otherwise provided by The Corporations Act (Manitoba), and, in such case, they shall then be entitled to one vote for each Non-voting Common Share held. The holders of Class B Shares shall not be entitled to vote at any meetings of Shareholders, except where otherwise provided by The Corporations Act (Manitoba), and, in such case, they shall then be entitled to one vote for each Class B Share held. The holders of Class C Shares shall not be entitled to vote at any meetings of Shareholders, except where otherwise provided by The Corporations Act (Manitoba), and, in such case, they shall then be entitled to one vote for each Class C Share held.

SCHEDULE “II”

to Article 9 of the Articles of Incorporation of

DIABEX INC.

Other Provisions:

1

The number of Shareholders of the Corporation, exclusive of persons who are employed by the Corporation and exclusive of persons who, having been formerly employed by the Corporation, were, while so employed and have continued after the termination of that employment to be, Shareholders of the Corporation, is limited to not more than fifty (50), two (2) or more persons who are joint registered owners of one (1) or more shares being counted as one (1) Shareholder.

2.	Any invitation to the public to subscribe for securities of the Corporation is prohibited.

3.     The Corporation shall initially issue:

(a)	37 1/2 Voting Common Shares out of its treasury of capital stock to GENESYS VENTURE INC., upon a share subscription being received at $1.00 per share for same; and

(b)	62 1/2 Voting Common Shares out of its treasury of capital stock to DR. WAYNE LAUTT, of Winnipeg, Manitoba, upon a share subscription being received at $1.00 per share for same.

Other than as hereinbefore provided, the Corporation shall not issue any shares of any class out of its treasury of capital stock unless the Board of Directors of the Corporation receives the prior written consent of DR. WAYNE LAUTT, of Winnipeg, Manitoba, to such issue.

The Corporations Act/

Manitoba	Loi sur les corporations

ARTICLES OF AMENDMENT /

CLAUSES MODIFICATRICES

Corporation No.

No de la corporation 4135955

1--Name of Corporation / Dénomination sociale DIABEX INC.	2--Corporation Number / No de la corporation 4135955

3--     a) The amendment to the articles have been authorized by: / La modification apportée aux statuts a été autorisée résolution:

directors	☐	administrateurs

shareholders	☒	actionnaires

members	☐	membres

b) pursuant to Section 167(1)

conformément à l’article

c) and the articles are amended as follows: / et les statuts de la corporation sont modifiés de la façon suivante:

see Schedule “A attached hereto

Date: / Date: October 6, 2000	Signature: / Signature: /s/ Albert Friese	Description of Office: / Description du poste: President
Instructions:

Specify the relevant subsection pursuant to which the amendment is authorized, and the changes which are being made. Specify whether amendment authorized by directors, shareholders or members. The resolution authorizing the amendment is not required to be attached hereto.

Directives:

Enoncer chacune des modifications apportees aux statuts, en mentionnant la disposition de la loi qui l’autorise. Indiquer egalement s’il s’agit dune modification adoptee par resolution des administrateurs ou par resolution des actionnaires ou membres. II nest pas necessaire de fournir une copie de cette resolution.

SCHEDULE “A”

(a)     to change all of the issued and outstanding Voting common shares of the Corporation into shares of the same class on the basis of 35,307.6923 Voting common shares for each currently issued and outstanding Voting common share such that upon such change each Voting common shareholder’s shareholdings shall be rounded to the nearest whole share; and

(b)     to delete Schedule II to the Articles.

The Corporations Act/

Manitoba	Loi sur les corporations

ARTICLES OF AMENDMENT /

CLAUSES MODIFICATRICES

Corporation No.

No de la corporation 4135995

1--Name of Corporation / Dénomination sociale DIABEX INC.	2--Corporation Number / No de la corporation 4135955

3--     a) The amendment to the articles have been authorized by: / La modification apportée aux statuts a été autorisée résolution:

directors	☐	administrateurs

shareholders	☒	actionnaires

members	☐	membres

b) pursuant to Section 167(1)

conformément à l’article

c) and the articles are amended as follows: / et les statuts de la corporation sont modifiés de la façon suivante:

To change the name of the Corporation to:

DIAMEDICA INC.

Date: / Date: February 26/01	Signature: / Signature: /s/ Albert Friese	Description of Office: / Albert Friese, President
Instructions:

Specify the relevant subsection pursuant to which the amendment is authorized, and the changes which are being made. Specify whether amendment authorized by directors, shareholders or members. The resolution authorizing the amendment is not required to be attached hereto.

Directives:

Enoncer chacune des modifications apportees aux statuts, en mentionnant la disposition de la loi qui l’autorise. Indiquer egalement s’il s’agit dune modification adoptee par resolution des administrateurs ou par resolution des actionnaires ou membres. II nest pas necessaire de fournir une copie de cette resolution.

The Corporations Act

Manitoba	Loi sur les corporations

ARTICLES OF AMENDMENT

CLAUSES MODIFICATRICES

1.Name of corporation / Dénomination sociale DIAMEDICA INC.	2.Business Number / Numéro d’enterprise 866422173

3.     a) The amendment to the articles have been authorized by: / La modification apportée aux statuts a été autorisée resolution des:

directors	☐

shareholders	☒

members	☐

b) under section / conformément à l’article 167(1)

c) and the articles are amended as follows: / et les statuts de la corporation sont modifiés de la façon suivante:

The annexed Schedule A is incorporated herein.

Date / Date March 14, 2005	Signature / Signature /s/ Albert Friese	Office held / Poste CEO
Instructions:

Specify the provision of the Act that authorizes the amendment, and the changes that are being made. Specify whether amendment was authorized by directors or shareholders. It is not necessary to attach a copy of the authorizing resolution.

Directives :

Mentionner la disposition applicable de la Loi ainsi que les modification aportée aux statuts. Indiquer également s’il s’agit d’une modification autorisée par les administrateurs ou par les actionnaires. II nest pas necessaire de fournir une copie de la resolution qui autorise la modification.

SCHEDULE “A”
TO THE ARTICLES OF AMENDMENT OF
DIAMEDICA INC.
(the “Corporation”)

The amendment to the Articles of Incorporation of the Corporation dated January 21, 2000, as amended by Articles of Amendment dated October 6, 2000 and April 3, 2001 (collectively, the “Articles”) has been authorized by the shareholders pursuant to Section 167(1) of The Corporations Act (Manitoba) and the Articles are amended as follows:

1.     by creating an unlimited number of Class A Preferred shares which may be issued for an unlimited maximum consideration;

2.     by providing that the Class A Preferred shares shall be subject to the rights, privileges, restrictions and conditions set forth in the annexed Schedule “I”, which Schedule “I” is incorporated in this form;

3.     by deleting the Non-Voting Common, Class A, Class B, Class C and Class D shares of the Corporation;

4.     by deleting the rights, privileges, restrictions and conditions attaching to the Non-Voting Common, Class A, Class B, Class C and Class D shares of the Corporation;

5.     after giving effect to the foregoing, the authorized capital of the Corporation shall consist of:

an unlimited number of Voting Common shares; and
an unlimited number of Class A Preferred shares.

Schedule “I” to Articles of Amendment of

DiaMedica Inc.

(the “Corporation”)

1.	In these Articles of Amendment, unless the context otherwise requires:

“Articles” means the amended articles of incorporation of the Corporation, as shall be in force from time to time.

“Original Issue Price” means $0.60 per share the price actually paid by each respective Class A Preferred Shareholder in Canadian Dollars for each Class A Preferred Share held by such Class A Preferred Shareholder (as adjusted for any Common Share Reorganization, as defined herein).

2.                          The Class A Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

 Dividends

(a)

The holders of Class A Preferred Shares shall be entitled to receive dividends when, as and if declared thereon by the board of directors of the Corporation, provided that no dividend may be declared or paid on the common voting shares (the “Common Shares”) unless the identical dividend per share is declared or paid, as the case may be, on the Class A Preferred Shares.

 Voting

(b)

The holders of the Class A Preferred Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to such number of votes as is equal to the number of Common Shares into which such Class A Preferred Shares are convertible at the time of the applicable vote.

 Liquidation Preference on Liquidation, Dissolution or Winding-up

(c)

In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation amongst its shareholders for the purposes of winding up its affairs, the holders of Class A Preferred Shares shall be entitled to receive in preference to the holders of any other class of capital stock of the Corporation, an amount per Class A Preferred Share equal to the greater of: (i) the Original Issue Price; and (ii) an amount equal to the pro rata share of the assets which would be available for distribution to the holders of the Class A Preferred Shares if such Class A Preferred Shares were converted into Common Shares at the applicable time of such liquidation or wind-up, together with holders of Common Shares (such greater amount is referred to herein as the “Liquidation Preference”). A merger, acquisition, sale of voting control or sale of substantially all of the assets and/or shares of the Corporation which results in the shareholders of the Corporation not owning a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation for the purposes of this clause. All rights of the holders of Class A Preferred Shares shall cease with respect to the Class A Preferred Shares upon receipt of the payment of the full amount of the

Liquidation Preference.

Conversion Right and Conversion Price

(d)

The Class A Preferred Shares are convertible into Common Shares at the option of the holder. Each Class A Preferred Shares is convertible into such number of fully paid and non-assessable Common Shares as is determined by dividing the Original Issue Price for such Class A Preferred Share by the applicable conversion price at the time in effect for such share (the “Conversion Price”). The initial Conversion Price of the Class A Preferred Shares shall be $0.60; provided however, that the Conversion Price shall be subject to adjustment pursuant to the provisions set forth below.

Conversion Procedure

(e)

The conversion privileges for which provision is made herein shall be exercised by notice in writing given to the Corporation accompanied by the certificate or certificates representing the Class A Preferred Shares in respect of which the holder desires to exercise such conversion privilege and such notice shall be signed by the holder of the Class A Preferred Shares in respect of which such right is being exercised or by his duly authorized representative(s) and shall specify the number of Class A Preferred Shares which the holder desires to have converted. The Corporation shall pay any governmental or other tax imposed in respect of such conversion. Upon receipt of such notice and certificate or certificates, the Corporation shall, effective as of the date of such receipt, issue or cause to be issued a certificate or certificates representing such number of fully paid Common Shares as determined by dividing the Original Issue Price of the Class A Preferred Shares to be converted by the Conversion Price then in effect. If less than all of the Class A Preferred Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Class A Preferred Shares represented by the original certificate which are not to be converted.

IPO Conversion

(f)

The Class A Preferred Shares shall automatically convert into Common Shares based on the then applicable Conversion Price immediately prior to the closing of an Initial Public Offering (as defined below) of the Corporation at a share price not less than Original Issue Price per Common Share (as adjusted for stock splits, stock dividends, recapitalizations and the like).

For the purposes hereof, “Initial Public Offering” shall mean an offering of Common Shares by the Corporation to members of the public of not less than $2,000,000 (before deduction of commissions and expenses) and the listing of the Common Shares on a recognized stock exchange or completion of another transaction which results in the listing or public trading of the Common Shares or another class of shares, the terms of which are acceptable to the holders of 2/3 of the issued and outstanding Common Shares and the holders of 2/3 of the issued and outstanding Class A Preferred Shares.

Anti-Dilution Provisions

(g)

If at any time after the issuance of the first issued Class A Preferred Share, and until the closing of an Initial Public Offering, the Corporation shall issue any Additional Securities (as defined below) at a price per share lower than the Conversion Price then in effect (the “Reduced Price”), then in such event, the Conversion Price shall be reduced, concurrently with such issue, for no additional consideration, to a price which equals the Reduced Price.

No adjustments of the Conversion Price shall be made in an amount less than one cent per share ($0.01). No adjustment of the Conversion Price pursuant to this paragraph shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

In the case of the issuance of Additional Securities for cash, the consideration shall be deemed to be the amount of cash received by the Corporation therefor.

In the case of the issuance of Additional Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof, determined in good faith by the board of directors of the Corporation.

“Additional Securities” means securities of any class issued by the Corporation after the issuance of the first Class A Preferred Share, other than shares issued upon a subdivision or combination of any of the Common Shares of the Corporation as described below.

Adjustment of Conversion Price

(h)

If the Corporation shall declare a dividend or make a distribution on its outstanding Common Shares, in either case payable in Common Shares, other than pursuant to any dividend reinvestment or stock purchase plan, or shall divide its outstanding Common Shares into a greater number of shares, or shall consolidate its outstanding Common Shares into a lesser number of shares, or there should occur a consolidation or merger or amalgamation of the Corporation with or into any other company or body corporate, including by way of a sale whereby all or substantially all of the Corporation’s undertaking and assets would become the property of any other company or body corporate (any such event being herein called a “Common Share Reorganization”), the Conversion Price then in effect shall be adjusted immediately after the effective date or record date of the Common Share Reorganization such that the number of Common Shares (or the shares into which the Common Shares of the Corporation are changed or reclassified) into which the Class A Preferred Shares are convertible shall be increased, decreased or changed by increasing or decreasing (as applicable) the number of Common Shares of the Corporation or changing the appropriate class or classes resulting from said reclassification or change or reclassifications or changes as the holder of the Class A Preferred Shares would have been entitled to receive had the right of conversion been exercised before such reclassification or change or reclassifications or changes.

Redemption at Option of Class A Preferred Shareholders

(i)

The Corporation shall, at any time and from time to time, after March 14, 2010, upon 60 days prior notice and at the election of the holders of at least a majority of the outstanding Class A Preferred Shares, redeem all of the outstanding Class A Preferred Shares in preference to all other classes of shares in one installment to be paid in full. Such redemption shall be at a purchase price equal to the greater of (i) Original Issue Price per Class A Preferred Share and (ii) the fair market value of the Class A Preferred Shares on an as if converted basis. For the purposes of this section, “fair market value” shall be the purchase price for Class A Preferred Shares or Common Shares in respect of the most recent sale made to a bona fide arm’s length third party purchaser within the previous six months or, if no such sale has occurred within the previous six months, as determined by the directors of the Corporation acting reasonably.

The Corporations Act

ARTICLES OF AMENDMENT	Manitoba

1.Name of corporation DIAMEDICA INC.	2.Business Number 866422173

3.     a) The amendment to the articles have been authorized by:

directors	☐

shareholders	☒

members	☐

b) under section 167(1)

c) and the articles are amended as follows

The annexed Schedule A is incorporated herein.

Date July 2, 2008	Signature /s/	Office held Corporate Secretary
Instructions:

Specify the provision of the Act that authorizes the amendment, and the changes that are being made. Specify whether amendment was authorized by directors or shareholders. It is not necessary to attach a copy of the authorizing resolution.

SCHEDULE “A”

TO THE ARTICLES OF AMENDMENT OF

DIAMEDICA

(the “Corporation”)

The amendment to the Articles of Incorporation dated January 21, 2000, as amended by Articles of Amendment dated October 6, 2000, April 3, 2001 and March 14, 2005 (collectively, the “Articles”) has been authorized by the shareholders of the Corporation pursuant to Section 167(1) of The Corporation Act (Manitoba) and the Articles are amended as follows:

1.	by deleting the provisions contained under Article 7 — “Restrictions, if any, on share transfers/ Restrictions au transfer des actions, s’il y a lieu” and substituting the word “None” therefor;

2,	by deleting the authorized and unissued Class A Preferred Shares of the Corporation and the rights, privileges, restrictions and conditions attaching thereto; and

3.	to declare that, after giving effect to the foregoing, the authorized capital of the Corporation shall consist of an unlimited number of Voting Common Shares.

Certificate of Continuance	Certificat de prorogation

Canada Business Corporation Act	Loi canadienne sur les sociétés par actions

DiaMedica Inc.

__________________________________________________________

Corporate name / Dénomination sociale

970609-7

__________________________________

Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation, the articles of continuance of which are attached, is continued under section 187 of the Canada Business Corporations Act (CBCA).	JE CERTIFIE que la société susmentionnée, dont les clauses de prorogation sont jointes, est prorogée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions (LCSA).

/s/ Viginie Ethier

Viginie Ethier

_____________________________________

Director / Directeur

2016-04-11

_____________________________________

Date of Continuance (YYYY-MM-DD)

Date de prorogation (AAAA-MM-JJ)

	FORM 11	FORMULAIRE 11
	ARTICLES OF CONTINUANCE	CLAUSES DE PROROGATION
Form 11	(Section 187)	(ARTICLE 187)
1 –Name of the Corporation DiaMedica Inc.	Dénomination sociale de la société
2 –The province or territory in Canada where the registered office is situated (do not indicate the full address) Manitoba	La province ou le territoire au Canada où est situé le siège social (n’indiquez pas l’addresse complète)
3 –The classes and any maximum number of shares that the corporation is authorized to issue	Categoriés et tout nombre maximal d’actions que la société est autorisée a émettre
The Corporation is authorized to issue one class of shares: Voting Common Shares. Voting Common Shares may be issued in unlimited numbers, for unlimited consideration. See attached Schedule “I”.
4 -Restrictions, if any on share transfers None	Restrictions sur le transfert des actions, s’il y a lieu
5 –Minimum and maximum number of directors (for a fixed number of directors, please indicate the same number in both boxes) Minimum: 1 Maxiumum: 10	Nombre minimal et maximal d’administrateurs (pour un nombre fixe, veuillez indiquer le même nombre dans les deux cases) Minimal: Maximal:
6 -Restrictions, if any, on business the corporation may carry on Not applicable	Limites imposées à l’activité commerciale de la société, s’il y a lieu
7 - (1) If change of name effected, previous name Not applicable (2) Details of incorporation Incorporated in Manitoba on January 21, 2000	(1) S’il y a changement de dénomination sociale, indiquer la dénomination sociale antérieure (2) Détails de la constitution
8 -Other provisions, if any None	Autres dispositions, s’il y a lieu
9 -Declaration: I hereby certify that I am a director or an officer of the corporation.	Déclaration: J’atteste que je suis un administrateur ou un dirigeant de la société
Signature /s/ Rick Pauls	Printed name – Nom en lettres moulées Rick Pauls

Note:Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000.00 or to imprisonment for a term no exceeding six months or both (subsection 250(1) of the CBCA).

Nota:Faire un fausse déclaration consitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5,000 $ ou d’un emprisonment, maximal de six mois, ou de ces deux peines (paragraph 250(1)de la LCSA).

Canada

Schedule / Annexe

Description of Classes of Shares / Description des categories d’action

The Corporation is authorized to issue one class of shares: Voting Common Shares. The shares may be issued in unlimited numbers, for unlimited consideration.

See attached Schedule “I”

SCHEDULE “I”

to Article 3 of the Articles of Continuance of

DIAMEDICA INC.

1.           In these Articles of Continuance, unless the context otherwise requires:

“Articles” means the articles of continuance of the Corporation, as shall be in force from time to time.

2.            The Voting Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)

The holders of the Voting Common Shares shall in each financial year of the Corporation be entitled to receive, if declared by the Directors of the Corporation out of the monies or other property of the Corporation properly applicable to the payment of dividends, non-cumulative dividends in an amount to be determined by and in the discretion of the Directors of the Corporation. If in any year the Directors of the Corporation in their discretion decide to declare a dividend, the same amount of dividend must be declared on each such share, without preference or distinction. If in any year the Directors in their discretion do not declare any dividend, then the rights of the holders of the Voting Common Shares to any dividend for the year shall forever be extinguished.

(b)

It shall be in the sole discretion of the Directors of the Corporation whether in any financial year of the Corporation any dividend is declared on the shares of the Corporation, provided that the provisions of paragraphs 2(a) shall always be complied with. For purposes of greater certainty, it is herewith stated that a dividend may be paid in money or property or by issuing fully paid shares of the Corporation.

(d)

The holders of Voting Common Shares shall be entitled to one vote for each Voting Common Share held by them at all meetings of Shareholders except meetings at which, pursuant to the Canada Business Corporations Act, only holders of a specified class of shares are entitled to vote.

3.     A holder of fractional shares issued by the Corporation shall be entitled proportionately to all the rights and privileges attaching to a whole share of the same class, including, without limiting the generality of the foregoing, the right to receive the appropriate portion of dividend, to receive the appropriate portion of the redemption amount if such class of shares are otherwise redeemable, and to exercise voting rights in respect of the fractional share if such class of shares is otherwise entitled to vote.

BY-LAW NO. 1A

A by-law relating generally to the conduct of the affairs of DiaMedica Inc.

BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of DiaMedica Inc. (hereinafter referred to as the “Corporation”).

SECTION ONE
I. Interpretation

1.01                     Definitions — In this by-law and all other by-laws and special resolutions of the Corporation unless the context otherwise requires:

(a)

“Act” means The Corporations Act (Manitoba) or shall mean the Canada Business Corporations Act and any statute that may be substituted therefor, as from time to time amended, if the Corporation is continued as a federal corporation;

(b)

“articles” means the articles of incorporation of the Corporation dated January 21, 2000, as from time to time amended, supplemented or restated and as the term “articles” is more particularly defined In the Act;

(c)	“board” means the board of directors of the Corporation and includes a single director;

(d)	“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(e)

“recorded address” means, in the case of a shareholder, his or its address as recorded in the register of shareholders and, in the case of a director, officer, auditor or member of a committee of the board, his address as recorded in the records of the Corporation; and

(f)

“signing officer” means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation pursuant to the provisions of this bylaw or by a resolution passed pursuant thereto.

Words and expressions defined in the Act have the same meanings when used herein.

1.02                       In all bylaws of the Corporation, where the context so requires or permits, the singular shall include the plural and the singular; the word “person” shall include an individual, partnership, corporation, executor, administrator and legal representative, and the masculine shall include the feminine.

SECTION TWO

II. Business of the Corporation

2.01                        Registered Office — Until changed in accordance with the Act, the registered office of the Corporation shall be in the City of Winnipeg, in the Province of Manitoba and at such location therein as determined by the board.

2.02                       Execution of Instruments — Any contract, document or other instrument in writing requiring execution by the Corporation shall be executed by:

(a)	the Chairman and Secretary; or

(b)	one of the Chairman or the Secretary together with any one other officer or director of the Corporation,

and all contracts, documents or other instruments in writing so executed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any other officer or officers or any other person or persons on behalf of the Corporation to execute, either manually or by facsimile signature, and deliver either contracts, documents or other instruments in writing generally or specific contracts, documents or other instruments in writing. The term “contracts, documents or either instruments in writing” as used in this by-law shall include, specifically but without limitation, deeds, mortgages, charges, security agreements, conveyances, releases, receipts and discharges for the payment of money or other obligations, transfers and assignments of property of all kinds, including, specifically but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities and all paper writings.

2.03     Banking Arrangements — The banking business of the Corporation shall be transacted with such chartered banks, trust companies, credit unions or other bodies corporate or organizations as may from time to time be designated by or under the authority of the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time prescribe or authorize.

2.04     Voting Rights in Other Bodies Corporate — The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the officers executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights. In addition, the board may from time to time direct the manner in which, and the person or persons by whom, any particular voting rights or class of voting rights may or shall be exercised.

2.05     Withholding Information from Shareholders — Subject to the provisions of the Act, and applicable laws, no shareholder shall be entitled to discovery of any information respecting any details or conduct of the Corporation’s business which, in the opinion of the board, it would be inexpedient in the interests of the shareholders or the Corporation to communicate to the public. The board may from time to time determine whether and to what extent and at what time and place and under what conditions or regulations the accounts, records and documents of the Corporation or any of them shall be open to the inspection of the shareholders, and no shareholder shall have any right of inspecting any account, record or document of the Corporation except as conferred by the Act or authorized by the board or by resolution passed at a general meeting of shareholders.

SECTION THREE

III. Borrowing

3.01     The board may, without the authorization of the shareholders:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation, including bonds, debentures, notes or other evidences of indebtedness or guarantees, whether secured or unsecured;

(c)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)	mortgage. hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

SECTION FOUR

IV. Directors

4.01       Number of Directors, Residency and Quorum — The articles of the Corporation provide that the Corporation shall have a board consisting of a minimum and maximum number of directors. Subject to the Act, at least 25% of the directors must be residents of Canada and the Corporation must have at least one director who is a resident of Canada if the number of directors of the Corporation is less than four. The exact number of directors to form the board (the “Designated Number”) shall be determined from time to time by the directors of the Corporation entitled to vote at regular directors’ meetings. A quorum of the board shall be a majority of the Designated Number of the board. No business shall be transacted at a meeting unless a quorum is present and, subject to the Act, at least 25% of the directors are residents of Canada or at least one director is a resident of Canada if the Corporation has less than 4 directors at the time of the transaction of such business. Notwithstanding a vacancy among the directors, a quorum of directors may exercise all the powers of the board.

4.02        Qualification — A director is not required to be a shareholder however a director shall otherwise be qualified to be a director of the Corporation provided that such person is not otherwise disqualified pursuant to the provisions of the Act.

4.03       Election and Term — The election of directors shall take place at each annual meeting of shareholders and all directors then in office shall retire but, if qualified, shall be eligible for re-election. The election of directors shall be by ordinary resolution of the shareholder. If an election of the directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected. No election or appointment of a person as a director shall be effective unless:

(a)	he consents in writing to act as a director before his election or appointment or within ten (10) days thereafter, or

(b)	he was present at the meeting when he was elected or appointed and did not refuse at that meeting to act as a director.

4.04        Removal of Director — Subject to the provisions of the Act, the shareholders of the Corporation may by ordinary resolution at a special meeting remove any director or directors from office and may elect any qualified person or persons in his or their stead for the remainder of the term of the removed director or directors.

4.05        Vacation of Office — The office of a director shall be vacated upon the occurrence of any one of the following events:

(a)	disqualification pursuant to the provisions of the Act;

(b)	removal pursuant to the provisions of this by-law; or

(c)	if by notice in writing to the Corporation he resigns his office and such resignation, if not effective immediately, becomes effective in accordance with its terms.

4.06     Vacancies — Subject to the Act, a quorum of the board may fill a vacancy in the board, except a vacancy resulting from an increase in the minimum number of directors or from a failure of the shareholders to elect the minimum number of directors. In the absence of a quorum of the board, or if the vacancy has arisen from a failure of the shareholders to elect the minimum number of directors, the board shall forthwith call a special meeting of shareholders to fill the vacancy. If the board fails to call such meeting, or if there are no such directors then in office, any shareholder may call the meeting.

4.07     Place of Meetings — Meetings of the board may be held at any place.

4.08     Calling of Meetings — Meetings of the board may be called upon 48 hours’ notice in writing or by telephone by either the Chairman or any two directors of the Corporation. Any meeting of directors may be held at any place and time without such notice if all the directors are present or if a quorum is present and those directors who are absent have signified their consent to the holding of the meeting by an instrument in writing or subsequently thereto signify their consent in writing. Any resolution passed or proceeding had or action taken at such meeting shall be as valid and effectual as if it had been passed or taken at a meeting duly called. Notice of any meeting or irregularity in any meeting or the notice thereof may be waived by any director.

4.09     Meetings by Telephone — A director may participate in a meeting of the board or of a committee of the board by means of such telephone or other communications facilities as permit all persons participating in the meeting to hear each other and a director participating in such a meeting by such means is deemed to be present at the meeting.

4.10     Meeting of Board Without Notice — For the first meeting of the board to be held immediately following the election of directors at an annual or general meeting of shareholders or for a meeting of the board at which a director is appointed to fill a vacancy in the board, no notice of such meeting shall be necessary to the newly elected or appointed director or directors in order for the meeting to be duly constituted, provided that a quorum of directors is present.

4.11     Voting at Meetings — Questions arising in any meeting of directors shall be decided by majority vote of such directors. Provided he is a director, the chairman at all directors meetings may move, second or vote upon any resolution, by-law or any other matter or thing and may act in any matter whatsoever as if he were a director only and not chairman of the meeting. If the chairman is not a director, he shall not move, second or vote upon any resolution, by-law or on any other matter or thing. In case of an equality of votes, the chairman at the meeting shall not have a second or casting vote.

4.12     Chairman — The Chairman of the Board, if such an officer has been elected and is present, shall be the chairman of any meetings of the board. If no such officer is present at any meeting of the board, the directors present shall choose one of their number to act as chairman of such meeting.

4.13     Conflict of Interest — A director shall not be disqualified by reason of his office from contracting with the Corporation or a subsidiary thereof. Subject to the provisions of the Act, a director shall not by reason only of his office be accountable to the Corporation or its shareholders for any profit or gain realized from a contract or transaction in which he has an interest. Such contract or transaction shall not be voidable by reason only of such interest, or by reasons only of the presence of a director so interested at a meeting, or by reason only of his presence being counted in determining a quorum at a meeting of the directors at which such a contract or transaction is approved, provided that a declaration and disclosure of such interest shall have been made at the time and in the manner prescribed by the Act, and the director so interested shall have refrained from voting as a director on the resolution approving the contract or transaction (except as permitted by the Act) and such contract shall have been reasonable and fair to the Corporation and shall have been approved by the directors or shareholders of the Corporation as required by the Act.

4.14     Remuneration and Expenses — The board shall have the power to fix the remuneration to be paid to directors and officers for their services to the Corporation, which remuneration paid to a director may be in addition to the salary or remuneration he receives as an officer or employee of the Corporation. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

4.15     One Director Meeting — Where the Corporation has only one director, that director may constitute a meeting.

4.16     Resolution in Lieu of Meeting — A resolution in writing, signed by all of the directors entitled to vote thereon at a meeting of directors or committee of directors, is as valid as if it had been passed at a meeting of directors or committee of directors and is effective from the date specified in the resolution, but that date shall not be prior to the date on which the first director signed the resolution.

4.17     Delegation — The board may appoint from their number a Managing Director who is a resident of Canada or a committee of directors and, subject to the Act, delegate to such Managing Director or committee any of the powers of the directors. If the board appoints a committee of directors, subject to the Act, the majority of the members of the committee must be residents of Canada.

4.18     Appointment of Additional Director — Subject to the Act, a quorum of the board may at any time, in its discretion, appoint one additional director to the board to serve until the next annual meeting of shareholders.

SECTION FIVE

V. Officers

5.01     Election or Appointment — From time to time, the board shall elect or appoint a Chairman of the Board, and may appoint such other officers, including a Chief Executive Officer, President, Vice-President and Secretary and such other officers as the board may determine. An officer may, but need not be, a director and two or more offices may be held by the same person.

5.02     Chairman of the Board — The Chairman of the board, if any, who shall be a director of the Corporation, shall attend and be chairman of all meetings of the board of directors or committees of the board and, in the absence of, disability or refusal to act of the Chief Executive Officer of the Corporation, the Chairman of the board shall have all the powers and authority and shall perform all the duties of the Chief Executive Officer.

5.03     Chief Executive Officer — The Chief Executive Officer shall be the chief executive and operating officer of the Corporation and, subject to the authority of the board shall have general supervision of the business of the Corporation.

5.04     Secretary — The Secretary, if any, shall attend and be the secretary of all meetings of the board, shareholders and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; he shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; he shall be custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation (if any) and of all books, papers, records, documents and instruments belonging to the Corporation except when some other officer or person has been appointed for that purpose.

5.05     Variation of Duties — From time to time, the board may vary, add to, or limit the powers and duties of any officer.

5.06     Duties of officers may be delegated — In case of the absence or inability to act of any officer of the Corporation or for any other reason that the board may deem sufficient, the board may delegate all or any of the powers of such officer to any other officer or to any director for the period of time of such absence or inability to act.

5.07     Term of Office — The board may remove at its pleasure any officer of the Corporation without prejudice to any officer’s rights under any employment contract. Otherwise each officer elected or appointed by the board shall hold office until his successor is elected or appointed.

5.08     Terms of Employment and Remuneration — The terms of employment and the remuneration of officers elected or appointed by the board shall be settled by it from time to time.

5.09     Agents and Attorneys — The board shall have power from time to time to appoint agents or attorneys for the Corporation with such powers of management or otherwise (including the power to sub-delegate) as may be thought fit.

SECTION SIX

VI. Protection of Directors, Officers and Others

6.01     Indemnification of directors and officers — The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Act.

6.02     Indemnity of others — Except as otherwise required by paragraphs 6.01 and 6.03, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation, and with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction, shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation, or, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that this conduct was lawful

6.03     Successful defense — To the extent that a person who is or was an employee or agent of the Corporation has achieved complete or substantial success as a defendant in any action, suit or proceeding referred to in section six hereof, he shall be indemnified against all costs, charges and expenses actually and reasonably incurred by him in connection therewith.

6.04     Right of indemnity not exclusive — The provisions for indemnification contained in the bylaws of the Corporation shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall ensure to the benefit of the heirs, executors and administrators of such a person.

6.05     No liability of directors or officers for certain acts, etc. — To the extent permitted by law, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults or any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation with whom or which any moneys, securities or affects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happened in the execution of the duties of his respective office in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation except such as shall have been submitted to and authorized or approved by the board of directors of the Corporation. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

6.06     Insurance — The Corporation may as permitted under the Act, purchase and maintain insurance for the benefit of any person referred to in paragraph 6.01.

VII. Shares

7.01     Allotment — The board may from time to time issue securities to such persons and for such consideration as the board may determine, in accordance with the provisions of applicable laws.

7.02     Options & Other Securities — The board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation or warranties or such other securities convertible or exchangeable into shares at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as prescribed by the Act, subject always to the provisions, if any, of the articles respecting the allotment of shares.

7.03     Shares and Share Certificates — The shares of the Corporation shall be represented by certificates or, where allowed for or required by applicable law, shall be electronically issued without a certificate. Every holder of one or more shares of the Corporation is entitled, at the option of the holder, to a share certificate, or a non-transferable written certificate of acknowledgment of the right to obtain a share certificate, stating the number and class or series of shares held as shown on the securities registers. Any certificate shall be signed in accordance with these by-laws and need not be under corporate seal. Certificates shall be manually countersigned by at least one director or officer of the Corporation or by or on behalf of a registrar or transfer agent of the Corporation. Subject to the Act, the signature of any signing director, officer, transfer agent or registrar may be printed or mechanically reproduced on the certificate. Every printed or mechanically reproduced signature is deemed to be the signature of the person whose signature it reproduces and is binding upon the Corporation. A certificate executed as set out in this section is valid even if a director or officer whose printed or mechanically reproduced signature appears on the certificate no longer holds office at the date of issue of the certificate.

7.04     Transfer Agent and Registrar — Subject to the provisions of the Act, the directors may from time to time by resolution appoint or remove one or more transfer agents and/or branch transfer agents and/or registrars and/or branch registrars (which may or may not be the same individual or corporation) for the shares of the Corporation, and may provide for transfer any registration of transfers of the shares of the Corporation in one or more places within Canada or elsewhere. Such transfer agents and/or branch transfer agents and/or registrars, and/or branch registrars and/or the Corporation shall keep all necessary books and registrars of the Corporation for transferring and registering the transfers of the shares of the Corporation. All share certificates, if any, issued by the Corporation shall in the event of any such appointment be counter-signed by or on behalf of one of the said transfer agents and/or branch transfer agents and/or registrars and/or branch registrars, if any.

7.05     Registration of Transfers — Subject to the Act, a transfer of a share may only be registered in the Corporation’s securities register upon:

(a)

presentation of the certificate representing such share with an endorsement which complies with the Act, made on the certificate or delivered with the certificate, duly executed by an appropriate person as provided by the Act, together with reasonable assurance that the endorsement is genuine and effective, upon payment of all applicable taxes and any reasonable fees prescribed by the board; or

(b)

in the case of shares electronically issued without a certificate, upon receipt of proper transfer instructions from the registered holder of the shares, a duly authorized attorney of the registered holder of the shares or an individual presenting proper evidence of succession, assignment or authority to transfer the shares.

7.06     Non-recognition of Trusts — Subject to the provisions of the Act, the Corporation shall treat as absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership irrespective of any indication to the contrary through knowledge or notice or description in the Corporation records or on the share certificate.

7.07     Replacement of Share Certificates — The board or any officer or agent designated by the board may in its or his discretion direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has been mutilated or in substitution for a share certificate that has been lost, apparently destroyed or wrongfully taken, on such terms as to indemnity, reimbursement of expense (including legal and transfer agent fees and expenses) and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

7.08     Joint Shareholders — If two or more persons are registered as joint shareholders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

7.09     Deceased Shareholder — In the event of the death of a holder, or of one of the joint holders, of any share, the Corporation shall not be required to make any entry in the register of shareholders in respect thereof as to make any payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and/or its transfer agent.

7.10     Dividends — The board may from time to time by resolution declare dividends in money, or property, or by issuing fully paid shares of the Corporation, provided that there are funds, property, or shares properly available for the purpose in accordance with the provisions of the Act.

7.11     Commission for Sale of Shares — The board may authorize the Corporation to pay a commission to any person in consideration of his purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for the shares.

SECTION EIGHT

VIII. Meetings of Shareholders

8.01     Annual Meeting — Subject to the provisions of the Act, the annual meeting of the shareholders shall be at such place within Canada and on such date in each year as the board of directors may determine.

8.02     Special Meetings — Subject to the provisions of the Act, special meetings of the shareholders may be convened at any time and for any place by order of the Chairman or by the board on their own motion or on the requisition of shareholders as provided for in the Act.

8.03     Notice — Notice of the time and place of each meeting of shareholders shall be given in the manner provided in paragraph 9.01 not less than 21 nor more than 50 days before the date of the meeting to each director, to the auditor and to each shareholder who at the close of business on the record date, if any, for notice is entered in the securities register as the holder of one or more shares carrying in the right to vote or having the right to be notified of the meeting.

8.04     Meetings Without Notice — Notwithstanding the provisions of the Act relating to the notice, a meeting of shareholders may be held without notice at any time and at any place permitted by the Act or the articles provided a waiver of notice is obtained in accordance with the Act and provided all other applicable laws are complied with.

8.05     Quorum — The quorum for the transaction of business at meetings of the shareholders shall consist of not less than one shareholder present or represented by proxy and holding in all not less than 10% of the issued capital of the Corporation carrying voting rights.

8.06     Chairman — The Chairman of the Board, or, in his absence, if such officer has been elected and is present otherwise the Chief Executive Officer, failing whom the Secretary shall be the chairman of any meeting of the shareholders. If no such officer is present at any meeting of the shareholders, the shareholders present shall choose one of their members to act as chairman of such meeting.

8.07     Votes to Govern — At any meeting of shareholders, every question shall, unless otherwise required by the articles or by-laws or by law, be determined by the majority of the votes cast on the question. In case of an equality of votes either upon a show of hands or upon a ballot, the chairman of the meeting shall not be entitled to a second or casting vote.

8.08     Right to Vote — At any meeting of shareholders, every person shall be entitled to vote who, at the time of the taking of a vote (or, if there is a record date for voting, at the close of business on such record date) is entered in the register of shareholders as the holder of one or more shares carrying the right to vote at such meeting, subject to the provisions of the Act.

8.09     Proxies — Every shareholder entitled to vote at meetings of shareholders may, by means of a proxy, appoint a proxy holder or one or more alternative proxy holders, who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy. A proxy shall be executed by the shareholder or by his attorney authorized in writing. A proxy is valid only at the meeting in respect of which it is given or any adjournment thereof. A shareholder may revoke a proxy in accordance with the provisions of the Act.

8.10     Deposit of Proxies — The directors may specify in a notice calling a meeting of shareholders a time not exceeding 48 hours, excluding Saturdays and holidays, preceding the meeting or an adjournment thereof before which time proxies to be used at the meeting must be deposited with the Corporation or its agents.

8.11     Form of Proxy — Subject to applicable securities laws, an instrument appointing a proxy may be substantially in the following form:

“The undersigned shareholder of                                  hereby appoints                       of                         whom failing                          of                          as the proxy of the undersigned in vote and act for the undersigned on behalf of the undersigned at the meeting of the shareholders of the said corporation to be held on the     day of                                     20_, and at any adjournment thereof.

DATED the                         day of                                                      , 20 .”

8.12     Show of Hands — Subject to the provisions of the Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands, every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to the effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question and the result of the vote taken shall be the decision of the shareholders upon the said question.

8.13     Ballots — On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, any shareholder or proxy-holder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken, each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

8.14     Adjournment — The Chairman may, with the consent of any meeting, adjourn such meeting from time to time and if a meeting is adjourned for less than 30 days, no notice of such adjournment need be given to the shareholders. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given in the same manner as for an original meeting. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

8.15     Joint Shareholders — If shares are held jointly by two or more persons, any one of them present in person or represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote thereon; but if more than one of them shall be present in person or represented by proxy, they shall vote together as one on the shares jointly held by them.

8.16     One Shareholder Meeting — If the Corporation has, from time to time, only one shareholder or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

8.17     Resolution in Writing — A resolution in writing signed by all of the shareholders entitled to vote thereon at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless a written statement with respect to the subject matter of the resolution is submitted by a director or the auditors in accordance with the Act.

SECTION NINE

IX. Notices

9.01     Method of Giving Notices — Any notice (which term includes any communication or document), to be given, sent, delivered or served pursuant to the Act, the regulations thereunder, articles, by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his recorded address or if mailed to him at his recorded address by prepaid air or ordinary mail, or if sent to him at his recorded address by any means of prepaid transmitted or recorded communication. A notice so delivered shall be deemed to have been given when it is delivered personally or at the recorded address as aforesaid; any notice so mailed shall be deemed to have been given when deposited in any post office or public letter box; any notice sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch. The Secretary may change or cause to be changed the recorded address of any shareholder, director, officer or auditor in accordance with any information believed by him to be reliable.

9.02     Notice to Joint Shareholders — If two or more persons are registered as joint holders of any share, notice to one of such persons shall be sufficient notice to all of them. Any notice shall be addressed to all of such joint holders and the address to be used for the purposes of paragraph 9.01 hereof shah be the address appearing on the register of shareholders in respect of such joint holding, or the first address so appearing if there are more than one.

9.03     Signature to Notices — The signature or signatures to any notice to be given by the Corporation may be written, stamped, typewritten or printed or partly written, stamped, typewritten or printed.

9.04     Computation of Time — In computing a date when notice must be given under any provision requiring a specified number of days notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

9.05     Omissions and Errors — The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board, of the non-receipt of any notice by any such person or any error in any notice shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

9.06     Persons Entitled by Death or Operation of Law — Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share shall be bound by every notice in respect of such share which shall have been duly given to a person from whom he derives his title to such share previously to his name and address being entered on the register of shareholders, whether such notice was given before or after the happening of the event upon which he became so entitled.

9.07     Waiver of Notice — Any shareholder (or his duly appointed proxy holder), director, officer, auditor or member of a committee of the board may waive any notice required to be given to him under the provisions of the Act, the articles, the by-laws or otherwise, and such waiver whether given before or after the meeting or other event of which notice is required to be given shall cure any default in giving such notice.

9.08     Undelivered Notices — If any notice given to a shareholder pursuant to paragraph 9.01 is returned on three consecutive occasions because he cannot be found, the Corporation shall not be required to give any further notices to such shareholder until he informs the Corporation in writing of his new address.

9.09     Proof of service — A certificate of the Secretary or other duly authorized officer of the Corporation in office at the time of the making of the certificate or the transfer officer or any transfer agent or registrar of the shares of any class of the Corporation as to facts in relation to the mailing or delivery of any notice to any shareholder, director, auditor or officer or publication of any notice shall be conclusive evidence thereof and shall be binding on every shareholder, director, auditor or officer of the Corporation as the case may be.

SECTION TEN

X. Meetings of Shareholders

10.01     Appointing Corporate Shareholder Representative — If a shareholder is a corporation, such corporate shareholder may appoint one or more persons to represent and to attend all meetings of shareholders and to act and vote thereat on behalf of such corporate shareholder as its proxy and representative. The corporate shareholder appointing such a representative shall deposit with the Corporation a written Appointment in a form acceptable to the directors of the Corporation and the appointment of the representative shall be valid until revoked in writing by the corporate shareholder appointing such representative.

10.02     Form of Appointment — An instrument appointing a representative may be substantially in the following form:

“The undersigned corporate shareholder of (the “Corporation”) hereby appoints as its true and lawful attorney and representative to attend all meetings of shareholders of the Corporation and any adjournments thereof, with authority to exercise the same powers on behalf of the undersigned as the undersigned could exercise if it were an individual shareholder of the Corporation inclusive of all voting rights.

DATED the               day of                                , 20

(Signature of Corporate Shareholder)

SECTION ELEVEN

Xl. Miscellaneous

11.01     Invalidity of any provision of this by-law — The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this bylaw.

MADE by the board of directors the 19th day of May, 2008.

CONFIRMED by the shareholders in accordance with the Act the 25th day of June 2008.

AS AMENDED AND RESTATED on July 24, 2014.

/s/ Rick Pauls	/s/ John Savage
Mr. Rick Pauls	John Savage
President & CEO	Chief Financial Officer